Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EDTECHX HOLDINGS ACQUISITION CORP.,

METEN EDTECHX EDUCATION GROUP LTD.

METEN EDUCATION GROUP LTD.

METEN EDUCATION INC.

AND

METEN INTERNATIONAL EDUCATION GROUP

DATED AS OF DECEMBER 12, 2019

i

3.16	Taxes	19
3.17	Environmental Matters	20
3.18	Brokers	21
3.19	Intellectual Property	21
3.20	Agreements, Contracts and Commitments	22
3.21	Insurance	23
3.22	Interested Party Transactions	24
3.23	Board Approval	24
3.24	Registration Statement	24
3.25	Certain Business Practices	24
3.26	No Additional Representations and Warranties	25
3.27	Survival of Representations and Warranties	25

Article IV REPRESENTATIONS AND WARRANTIES OF EDTECHX		25

4.1	Organization and Qualification	25
4.2	Subsidiaries	26
4.3	Capitalization	26
4.4	Authority Relative to this Agreement	27
4.5	No Conflict; Required Filings and Consents	27
4.6	Compliance	28
4.7	EdtechX SEC Reports and Financial Statements	28
4.8	No Undisclosed Liabilities	30
4.9	Absence of Certain Changes or Events	30
4.10	Litigation	30
4.11	Employee Benefit Plans	30
4.12	Labor Matters	31
4.13	Business Activities	31
4.14	Title to Property	31
4.15	Intellectual Property	31
4.16	Taxes	31
4.17	Environmental Matters	32
4.18	Brokers	32
4.19	Agreements, Contracts and Commitments	33
4.20	Insurance	33
4.21	Interested Party Transactions	33
4.22	EdtechX Listing	33
4.23	Board Approval	34
4.24	Trust Fund	34
4.25	Registration Statement	34
4.26	Backstop	34
4.27	No Additional Representations and Warranties	34
4.28	Survival of Representations and Warranties	35

Article V REPRESENTATIONS AND WARRANTIES OF HOLDCO, EDTECHX MERGER SUB, AND METEN MERGER SUB		35

5.1	Organization and Qualification	35
5.2	Subsidiaries	35
5.3	Capitalization	36
5.4	Authority Relative to this Agreement	37
5.5	No Conflict; Required Filings and Consents	37
5.6	Compliance	38
5.7	Litigation	38
5.8	Business Activities	38
5.9	Brokers	38
5.10	Interested Party Transactions	38
5.11	Board Approval	39
5.12	Registration Statement	39
5.13	No Additional Representations and Warranties	39
5.14	Survival of Representations and Warranties	39

Article VI CONDUCT PRIOR TO THE EFFECTIVE TIME		40

6.1	Conduct of Business by the Company, EdtechX, Holdco, and the Merger Subs	40
6.2	Confidentiality; Access to Information	43
6.3	Exclusivity	45
6.4	Certain Financial Information	45
6.5	Access to Financial Information	45
6.6	Commercially Reasonable Efforts	46

Article VII ADDITIONAL AGREEMENTS		47

7.1	Registration Statement; Special Meeting	47
7.2	Directors and Officers of EdtechX, Holdco, and the Company After Merger	48
7.3	HSR Act	48
7.4	Public Announcements	49
7.5	Required Information	49
7.6	No Securities Transactions	50
7.7	No Claim Against Trust Fund	51
7.8	Disclosure of Certain Matters	51
7.9	Securities Listing	51
7.10	Charter Protections; Directors’ and Officers’ Liability Insurance	52
7.11	EdtechX Borrowings	52
7.12	Trust Fund Disbursement	53
7.13	Registration Rights Agreement	53
7.14	Lock-Up Agreements	53
7.15	Intended Tax Treatment	54
7.16	Company Shareholder Approval	54
7.17	Third Party Consents	55
7.18	Voting Agreement	55
7.19	Investor Relations	55

7.20	Financing Cooperation	55
7.21	Azimut Investment	55
7.22	EdtechX Nasdaq Listing	56
7.23	EdtechX Public Filings	56
7.24	Incentive Equity Plan	56
7.25	Dual Share Structure	56

Article VIII CONDITIONS TO THE TRANSACTION		57

8.1	Conditions to Obligations of Each Party to Effect the Merger	57
8.2	Additional Conditions to Obligations of the Company, Holdco and the Merger Subs	57
8.3	Additional Conditions to the Obligations of EdtechX	59

Article IX TERMINATION		60

9.1	Termination	60
9.2	Notice of Termination; Effect of Termination	62
9.3	Fees and Expenses Following Termination	62

Article X INDEMNIFICATION		63

10.1	Survival of Representations, Warranties, and Covenants	63
10.2	Indemnification	63
10.3	Indemnification of Third Party Claims	64
10.4	Indemnification of Direct Claims	66
10.5	Insurance Effect	67
10.6	Limitations on Indemnification	67
10.7	Adjustment to Meten Merger Consideration	68
10.8	Payments	68
10.9	Representative Capacity and Expenses	69
10.10	Disputes	69
10.11	Exclusive Remedy	69

Article XI GENERAL PROVISIONS		70

11.1	Notices	70
11.2	Interpretation	71
11.3	Defined Terms	71
11.4	Counterparts; Electronic Delivery	75
11.5	Entire Agreement; Third Party Beneficiaries	75
11.6	Severability	75
11.7	Other Remedies; Specific Performance	75
11.8	Governing Law	76
11.9	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Service of Process	76
11.10	Rules of Construction	76
11.11	Assignment	77
11.12	Amendment	77
11.13	Extension; Waiver	77
11.14	Currency	77
11.15	Schedules	77

Exhibits

Exhibit A – Registration Rights Agreement
Exhibit B – Voting Agreement

Exhibit C – Support Agreement

Exhibit D – Plan of Merger

Exhibit E – FIRPTA

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 12, 2019, by and among EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and EdtechX Schedule, as defined in the preambles to Articles III and IV hereof, respectively). Each of EdtechX, Holdco, the Merger Subs, and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 11.3.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law and the Companies Law (the “Companies Law”), Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (collectively, the “Corporate Law”), the Parties intend to enter into a business combination transaction by which (i) Meten Merger Sub will merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Cayman Islands Company”) and (ii) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Delaware Corporation”), on the terms and subject to the conditions set forth in this Agreement.

B. Holdco is a newly formed entity formed for the purpose of consummating the Mergers, and upon completion of the Mergers and subject to the conditions set forth herein, Holdco will become the sole direct owner of EdtechX and the Company and will register with the Securities and Exchange Commission (“SEC”) as a publicly traded company.

C. (i) The boards of directors of each of the Merger Subs and Holdco have approved this Agreement and determined that this Agreement and the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, their respective companies and their respective stockholders and shareholders, (ii) Holdco, in its capacity as the sole stockholder of EdtechX Merger Sub, has approved this Agreement, the EdtechX Merger, and the other transactions contemplated by this Agreement, and (iii) Holdco, in its capacity as the sole shareholder of Meten Merger Sub, has approved this Agreement, the Meten Merger, and the other transactions contemplated by this Agreement.

D. The boards of directors of each of EdtechX and the Company has approved this Agreement and determined that this Agreement and the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, their respective companies and their respective stockholders or shareholders.

E. The Parties intend, for U.S. federal income tax purposes, that the EdtechX Merger, taken together with the Meten Merger, shall constitute a transaction that qualifies as an exchange governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE METEN MERGER

1.1 The Meten Merger. On the Closing Date and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, Meten Merger Sub shall be merged with and into the Company, the separate corporate existence of Meten Merger Sub shall cease, and the Company shall continue as the Surviving Cayman Islands Company after the Meten Merger and as a wholly owned subsidiary of Holdco. The Meten Merger will be effected immediately upon the filing and registration of a duly executed Plan of Merger substantially in the form of Exhibit D with the Cayman Islands Registrar of Companies, or at such other time as may be agreed by EdtechX and the Company in writing and specified in the Plan of Merger (the “First Effective Time”). The effect of the Meten Merger will be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of the Company and Meten Merger Sub shall vest in the Surviving Cayman Islands Company.

1.2 Governing Documents. At the First Effective Time, the Memorandum and Articles of Association of Meten Merger Sub shall become the Memorandum and Articles of Association of the Surviving Cayman Islands Company, except that the name of the Surviving Cayman Islands Company shall be Meten International Education Group.

1.3 Effect on Company Securities. Subject to the terms and conditions of this Agreement, at the First Effective Time, by virtue of the Meten Merger and this Agreement and without any further action on the part of the Parties or the holders of any of the securities of the Company, the following shall occur:

(a) Treatment of Company Equity Awards. Each option (the “Option”) issued and outstanding pursuant to the Company ESOP Plan prior to the Closing and exercisable for ordinary shares of the Company, par value $0.0001 (“Company Ordinary Shares”), whether vested or unvested, shall be assumed by Holdco and automatically converted into an option to purchase Holdco Shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company ESOP Plan and the Option award agreement evidencing the grants thereof and shall be assumed by Holdco at the First Effective Time (except any references therein to the “Company” or “Common Stock” will instead mean Holdco and Holdco Share, respectively) and shall (i) constitute the right to acquire a number of Holdco Shares equal to (as rounded down to the nearest whole number) the product of (A)(1) 48,391,607 Holdco Shares, divided by (2) the total number of Company Ordinary Shares issued and outstanding as of immediately prior to the First Effective Time (excluding Company Ordinary Shares to be canceled in accordance with Section 1.3(d)), multiplied by (B) the number of Company Ordinary Shares subject to the unexercised portion of such Option, (ii) be subject to the same vesting schedule as the applicable Option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Option prior to its assumption, divided by (B)(1) 48,391,607 Holdco Shares, divided by (2) the total number of Company Ordinary Shares issued and outstanding as of immediately prior to the First Effective Time (excluding shares to be canceled in accordance with Section 1.3(d)). The adjustments described herein shall, to the extent necessary to preserve tax-qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be effected in a manner that is consistent with Sections 409A and 424(a) of the Code. Upon the Second Effective Time, Holdco shall reserve a total number of Holdco Shares (“ESOP Shares”) equal to the sum of (i) 3,050,701 Holdco Shares reserved for issuance upon exercise of the Assumed Options (“Rollover ESOP Shares”) and (ii) such number of Holdco Shares equal to one percent (1%) of the total issued and outstanding Holdco Shares upon the Second Effective Time, for issuance pursuant to the Holdco ESOP Plan.

(b) Conversion of Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the First Effective Time will be automatically converted, at the First Effective Time, into the right to receive (i) such number of Holdco Shares equal to their pro rata portion of an aggregate of 48,391,607 Holdco Shares (the “Meten Merger Shares”), or Cash Consideration in lieu of Meten Merger Shares, if payable in accordance with Section 1.3(c), and (ii) their pro rata portion of an aggregate of 11,000,000 Holdco Shares issuable pursuant to Section 1.10 below (“Contingent Shares”, and together with the Meten Merger Shares, the Rollover ESOP Shares and any Cash Consideration issued in lieu of Meten Merger Shares, the “Meten Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of Company Ordinary Shares. Each certificate that evidenced Company Ordinary Shares immediately prior to the Meten Merger (“Company Ordinary Share Certificate”) shall entitle the holder to the applicable number of Holdco Shares into which the Company Ordinary Share Certificate is convertible according to this Section 1.3(b).

(c) Cash Election. If the funds contained in the Trust Fund at Closing, less amounts paid and to be paid to Converting Stockholders pursuant to Section 7.12(a)(ii)(A), and together with the proceeds from the Azimut Investment and the Financing, exceeds $30,000,000, EdtechX shall pay fifty percent (50%) of such excess up to an aggregate of $10,000,000 (“Cash Consideration”) in cash to Company Shareholders in lieu of issuing up to 961,538 Meten Merger Shares, in the proportions and to the electing Company Shareholders as set forth in the Letters of Transmittal. If the Cash Consideration is payable, the aggregate number of Meten Merger Shares that Company Shareholders are entitled to receive as Meten Merger Consideration pursuant to Section 1.3(b) shall be reduced in an amount equal to 96,154 shares for every $1,000,000 of cash paid by EdtechX. Solely for illustrative purposes, if EdtechX pays $5,000,000 in cash, the number of Meten Merger Shares shall be reduced by 480,769, to 47,910,838; if EdtechX pays $10,000,000 in cash, the number of Meten Merger Shares shall be reduced by 961,538, to 47,430,069.

(d) Cancellation of Treasury and EdtechX-Owned Shares. Each Company Ordinary Share held by the Company or EdtechX or any direct or indirect wholly-owned subsidiary thereof immediately prior to the First Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.4 Exchange Procedures.

(a) Exchange Procedures. Each holder of Company Ordinary Shares (“Company Shareholders”) shall execute and deliver to the Company a letter of transmittal in the form specified by the Company (each, a “Letter of Transmittal”) no later than fifteen (15) Business Days after the date of this Agreement, which shall include the number of Holdco Shares issuable as Meten Merger Shares and, if payable pursuant to Section 1.3(c), the Company Shareholder’s election to receive Cash Consideration, the amount of Cash Consideration to be paid to such Company Shareholder in lieu of Meten Merger Shares, and an acknowledgement of, and agreement to be bound by, the indemnification provisions set forth in Article X. The Company shall provide copies of all Letters of Transmittal to EdtechX not later than eighteen (18) Business Days after the date of this Agreement. At the Closing, the Company Shareholders shall deliver their Company Ordinary Share Certificates to Holdco for cancellation, or in the case of a lost, stolen or destroyed Company Ordinary Share Certificate, will deliver to Holdco an affidavit (and indemnity if required) in the manner provided in Section 1.5 below, and receive in exchange therefor the Meten Merger Consideration as set forth in the Letter of Transmittal, and the Company Ordinary Share Certificates shall be cancelled. From and after the First Effective Time, each outstanding Company Ordinary Share Certificate will be deemed to evidence only the right to receive the Meten Merger Consideration as prescribed by this Agreement.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Company Ordinary Shares with a record date after the First Effective Time will be paid to the holders of any unsurrendered Company Ordinary Share Certificates with respect to the Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) to be issued upon surrender thereof until the holders of record shall surrender such certificates. Subject to applicable Legal Requirements, following surrender of any such Company Ordinary Share Certificates, Holdco shall promptly deliver to the record holders thereof, without interest, the Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time paid with respect to such Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10).

(c) Transfers of Ownership. If Meten Merger Consideration is to be issued in a name other than that in which the Company Ordinary Share Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Ordinary Share Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Holdco or any agent designated by it any transfer or other Taxes required by reason of the issuance of the Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) in any name other than that of the registered holder of the Company Ordinary Share Certificates surrendered, or established to the satisfaction of Holdco or any agent designated by it that such Tax has been paid or is not payable.

(d) Required Withholding. Holdco shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. Holdco shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.4(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Further Ownership Rights in Company Ordinary Shares. All Holdco Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Ordinary Shares and there shall be no further registration of transfers on the records of the Surviving Cayman Islands Company of the Company Ordinary Shares that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Company Ordinary Share Certificates are presented to the Surviving Cayman Islands Company for any reason, they shall be canceled and exchanged as provided in this Article I.

1.5 Lost, Stolen, or Destroyed Certificates. In the event that any Company Ordinary Share Certificates shall have been lost, stolen, or destroyed, Holdco shall issue in exchange for such lost, stolen, or destroyed Company Ordinary Share Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) into which the Company Ordinary Shares formerly represented by such Company Ordinary Share Certificates was converted into and any dividends or distributions payable pursuant to Section 1.4(b); provided, however, that, as a condition precedent to the delivery of such Meten Merger Consideration, the owner of such lost, stolen or destroyed Company Ordinary Share Certificates shall indemnify Holdco against any claim that may be made against Holdco or the other Parties with respect to the Company Ordinary Share Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by Holdco.

1.6 Tax Consequences. It is intended by the parties hereto that the Mergers together will be treated as an integrated exchange governed by Section 351 of the Code.

1.7 Adjustments to Meten Merger Consideration/Rollover ESOP Shares. The number of (i) Holdco Shares issuable as Meten Merger Consideration, and (ii) the Rollover ESOP Shares, shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Holdco Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Holdco Shares occurring on or after the date hereof but at or prior to the First Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such shares in accordance with Section 1.10).

1.8 Fractional Shares. No fraction of a Holdco Share will be issued by virtue of the Meten Merger, and each Person who would otherwise be entitled to a fraction of a Holdco Share any time Holdco Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional Holdco Shares that otherwise would be received by such Person in connection with such distribution) shall, upon compliance with Section 1.4, receive from Holdco, in lieu of such fractional share, one (1) Holdco Share.

1.9 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Cayman Islands Company with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Meten Merger Sub, the officers and directors of the Company, Holdco and Meten Merger Sub will take all such lawful and necessary action.

1.10 Contingent Shares.

(a) The Company Shareholders who continue to hold any of the Meten Merger Shares on the date that one of the following conditions are met (each such eligible Company Shareholder, an “Eligible Company Shareholder”, condition an “Earnout Condition” and such date the “Measurement Date”) shall be issued their pro rata portion of the Contingent Shares (as determined in accordance with subsection (b) below) for such Earnout Condition:

(i) If the reported closing sale price of the Holdco Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations, or other similar actions) for any twenty (20) trading days in a consecutive thirty (30) trading day period at any time before December 31, 2022, the Eligible Company Shareholders shall be issued an additional 4,000,000 Contingent Shares.

(ii) If the reported closing sale price of the Holdco Shares equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations, or other similar actions) for any twenty (20) trading days in a consecutive thirty (30) trading day period during the fiscal year ending December 31, 2023, the Eligible Company Shareholders shall be issued an additional 7,000,000 Contingent Shares.

(b) As used in this Section 1.10, an Eligible Company Shareholder’s “pro rata portion” of Contingent Shares shall be determined by multiplying the Contingent Shares earned on the Measurement Date by the quotient of (i) the number of Meten Merger Shares held by such Person on the Measurement Date divided by (ii) the total number of Meten Merger Shares held by all Eligible Company Shareholders on the Measurement Date. For the avoidance of doubt, if a Company Shareholder does not hold any Meten Merger Shares on the Measurement Date, such Company Shareholder shall not be entitled to receive any Contingent Shares.

(c) Contingent Shares shall be issued within five (5) Business Days after the Earnout Condition has been satisfied, with no action being required on the part of the Eligible Company Shareholders. At all times while Contingent Shares are earnable, Holdco shall keep available for issuance a sufficient number of unissued Holdco Shares to permit Holdco to satisfy its issuance obligations set forth in this Section 1.10 and shall take all actions required to increase the authorized number of Holdco Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation.

1.11 EdtechX Committee; Company Representative.

(a) Prior to the Closing, the board of directors of EdtechX shall appoint a committee (“EdtechX Committee”) consisting of one or more of its then members to act on behalf of Holdco to take all necessary actions and make all decisions with respect to matters related to the Mergers as may be required after the Closing Date. In the event of a vacancy in the EdtechX Committee, the board of directors of EdtechX, or after the consummation of the Mergers, a majority of those Persons who served on EdtechX’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of EdtechX and who has not had any relationship with the Company prior to the Closing.

(b) The Company has designated Yupeng Guo as the initial representative (the “Company Representative”) to represent the interests of the Company Shareholders for purposes of approving amendments to this Agreement after the date hereof, giving waivers, consents and approvals hereunder and thereunder, and making those determinations hereunder and thereunder that are specifically reserved to the Company Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Closing, those members of the board of directors of Holdco who were members of the board of directors of the Company prior to the Closing) shall appoint its successor. The Company Representative shall (i) have no liability to Holdco, EdtechX, the Company, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Company Shareholder) with respect to actions taken or omitted to be taken in its capacity as the Company Representative, except as agreed to by the Company Shareholders in the Letter of Transmittal, and (ii) be entitled to indemnification by Holdco against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Representative (except as agreed to by the Company Shareholders in the Letter of Transmittal).

1.12 Support Agreements. Concurrently with the execution of this Agreement, the Sponsors and Company Shareholders identified on Schedule 1.12 attached hereto (such Company Shareholders, the “Supporting Shareholders”) have entered into voting and support agreements with Holdco and EdtechX, substantially in the form annexed hereto as Exhibit C (the “Support Agreements”), pursuant to which each of the Sponsors and Supporting Shareholders has agreed, among other things, to vote all of the EdtechX Common Stock or Company Ordinary Shares beneficially owned by such Person in favor of the Mergers (which vote may be taken by executing a written consent as provided for in Section 7.16 hereof).

Article II

THE EDTECHX MERGER

2.1 The EdtechX Merger. Immediately after the First Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, EdtechX Merger Sub will merge with and into EdtechX, the separate corporate existence of EdtechX Merger Sub shall cease, and EdtechX shall continue as the Surviving Delaware Corporation after the EdtechX Merger and as a wholly owned subsidiary of Holdco. The EdtechX Merger will be consummated immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as may be agreed by EdtechX and the Company in writing and specified in such filings (the “Second Effective Time”). The effect of the EdtechX Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of EdtechX and EdtechX Merger Sub shall vest in the Surviving Delaware Corporation.

2.2 Governing Documents. At the Second Effective Time, the Certificate of Incorporation and Bylaws of EdtechX Merger Sub shall become the Certificate of Incorporation and Bylaws of the Surviving Delaware Corporation, except that the name of the Surviving Delaware Corporation shall be EdtechX Holdings Acquisition Corp.

2.3 Effect on EdtechX Securities. Subject to the terms and conditions of this Agreement, at the Second Effective Time, by virtue of the EdtechX Merger and this Agreement and without any further action on the part of the Parties or the holders of any of the securities of EdtechX, the following shall occur:

(a) Conversion of EdtechX Common Stock. Each share of Common Stock of EdtechX, par value $0.0001 per share (“EdtechX Common Stock”) issued and outstanding immediately prior to the Second Effective Time will be automatically converted, at the Second Effective Time, into the right to receive one Holdco Share (the “Exchange Shares”), and the holders of EdtechX Common Stock (“EdtechX Stockholders”) shall cease to have any further rights as EdtechX Stockholders. Each certificate that evidenced shares of EdtechX Common Stock immediately prior to the EdtechX Merger (“EdtechX Common Stock Certificate”) shall entitle the holder to the applicable number of Holdco Shares into which the EdtechX Common Stock Certificate is convertible according to this Section 2.3(a); provided, however, that each EdtechX Common Stock Certificate owned by EdtechX Stockholders who have validly elected to receive a portion of the proceeds held in EdtechX’s Trust Fund (each, a “Converting Stockholder”) shall entitle the Converting Stockholder to receive only such portion of the Trust Fund as provided for in EdtechX’s Charter Documents.

(b) Conversion of EdtechX Warrants. Each EdtechX Warrant issued and outstanding immediately prior to the Second Effective Time shall remain outstanding immediately following the Second Effective Time but shall be deemed to have been converted and to represent a warrant (“Holdco Warrant”) to purchase one Holdco Share on the same terms existing under the EdtechX Warrants immediately prior to the Second Effective Time.

(c) Conversion of UPOs. Each unit purchase option of EdtechX (“EdtechX UPOs” and together with the EdtechX Common Stock and EdtechX Warrants, the “EdtechX Securities”) issued and outstanding immediately prior to the Second Effective Time shall remain outstanding immediately following the Second Effective Time but shall be deemed to have been converted and to represent a unit purchase option (“Holdco UPOs”) to purchase units of Holdco, with each such unit consisting of one Holdco Share and one Holdco Warrant, on the same terms existing under the EdtechX UPOs immediately prior to the Second Effective Time.

(d) Cancellation of Treasury and Company-Owned Securities. Each share of EdtechX Common Stock, EdtechX Warrant and EdtechX UPO held by EdtechX or the Company or any direct or indirect wholly-owned subsidiary thereof immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(e) No Further Ownership Rights in EdtechX Common Stock. All Holdco Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the EdtechX Common Stock and there shall be no further registration of transfers on the records of the Surviving Delaware Corporation of the shares of EdtechX Common Stock that were outstanding immediately prior to the Second Effective Time. If, after the Second Effective Time, EdtechX Common Stock Certificates are presented to the Surviving Delaware Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.4 Tax Consequences. It is intended by the parties hereto that the Mergers together will be treated as an integrated exchange governed by Section 351 of the Code.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Delaware Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of EdtechX, the officers and directors of EdtechX, Holdco, and EdtechX Merger Sub will take all such lawful and necessary action.

2.6 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall cause the Mergers to be consummated by filing (i) the Plan of Merger with the Cayman Islands Registrar of Companies with respect to the Meten Merger and (ii) the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the EdtechX Merger (collectively, the “Merger Documents”). Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Mergers (the “Closing”), other than the filing of the Merger Documents, shall take place at the offices of Graubard Miller, counsel to EdtechX, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by EdtechX and the Company, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as EdtechX and the Company hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

2.7 FIRPTA. Upon the Closing, EdtechX shall deliver to Holdco a properly prepared statement certifying to the effect that EdtechX is not a “United States real property holding corporation” together with a notice to the U.S. Internal Revenue Service, each prepared in accordance with the provisions of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3) substantially in the form attached hereto as Exhibit E.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to EdtechX as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Entity (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to EdtechX or EdtechX’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries other than those listed in Schedule 3.2 (the “Subsidiaries”). Except as set forth in Schedule 3.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation or a private school is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 3.2) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company or private school is duly organized or formed, validly existing, and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 3.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to EdtechX or EdtechX’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.3 Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 Company Ordinary Shares. Schedule 3.3(a) hereto contains a list of all of the shareholders of the Company and the number of Company Ordinary Shares owned by each shareholder, as of the date of this Agreement. All of the Company Ordinary Shares set forth in Schedule 3.3(a) are validly issued, fully paid, and nonassessable. Other than as set forth in Schedule 3.3(a), no Company Ordinary Shares are issued or outstanding. Other than Company Ordinary Shares, the Company has no class or series of securities authorized by its Charter Documents.

(b) Except as set forth in Schedule 3.3(b) hereto, as of the date of this Agreement, no Company Ordinary Shares are reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, or other derivative securities of the Company (collectively, the “Company Convertible Securities”). All Company Ordinary Shares subject to issuance upon the exercise of Company Convertible Securities, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Company Convertible Securities have been issued and granted (x) in compliance with all applicable securities laws and other applicable Legal Requirements, and (y) in material compliance with all requirements set forth in any applicable Charter Documents. The Company has made available to EdtechX or EdtechX’s counsel a true and complete list of the holders of all outstanding Company Convertible Securities, including their names and the numbers of Company Ordinary Shares underlying such holders’ Company Convertible Securities.

(c) Except as set forth in Schedule 3.3(b) or Schedule 3.3(c) hereto or as set forth in Section 3.3(a) hereof, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock or other ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Schedule 3.3(d) sets forth all outstanding bonds, debentures, notes and other debt securities of the Company. Except as set forth in Schedule 3.3(d), neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.

(e) Except as set forth in Schedule 3.3(e) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(f) Except as provided for in this Agreement or as set forth in Schedule 3.3(f), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

(g) No outstanding Company Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Meten Merger). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Meten Merger) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its shareholders as required by the Corporate Law), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of the Supporting Shareholders to approve this Agreement, the Meten Merger and the other transactions contemplated by this Agreement will be sufficient to obtain the Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Material Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract; except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations, and permits described in Schedule 3.5(b), and (iv) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Holdco, or (y) prevent the consummation of the Mergers or otherwise prevent the Company from performing its obligations under this Agreement on a timely basis.

3.6 Compliance. Except as set forth in Schedule 3.6, during the preceding three (3) years, the Company and each of its Subsidiaries has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The businesses and activities of the Company and of each of its Subsidiaries, during the preceding three (3) years, have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is, or has been during the preceding three (3) years, in default or violation of any term, condition or provision of any applicable Charter Documents, except for any default or violation which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.6, within the past year, no written notice of material non-compliance with any Legal Requirements has been received by the Company or any of its Subsidiaries from any Governmental Authority (and the Company has no knowledge of any such notice delivered to any other Person).

3.7 Permits. Except as set forth in Schedule 3.7, the Company and each Subsidiary hold all material permits necessary to lawfully conduct their respective business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Permits”), and all such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s knowledge, threatened, except for any failure to hold such Permit or the suspension or cancellation of such Permit which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in material violation of the terms of any Permit, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Permits, except where such modification or termination would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice, except where such failures to obtain such Governmental Action/Filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.8 Financial Statements.

(a) The Company has made available to EdtechX true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2018 and 2017 (the “Audited Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the three- and nine-month periods ended September 30, 2019 and 2018 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and the absence of footnotes.

(c) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide, in all material respects, reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) The projections with respect to the Company that were delivered by or on behalf of the Company to EdtechX, including any statement with respect to projected revenues, costs, expenses and profits (the “Company Projections”), a copy of which are attached as Schedule 3.8(e) hereto, were prepared by the Company in good faith using information and assumptions that the Company believes to be reasonable, including the assumption that there would be no adverse change to general business, industry, economic, or political conditions in which the Company or its Subsidiaries operate.

3.9 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no material liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet that are, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Company Financial Statements or in the notes to the most recent Company Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Company Financial Statements and (iii) liabilities disclosed in Schedule 3.9, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Company Financial Statements, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, shares, or property) in respect of, any of the Company’s share capital, (iii) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (iv) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (v) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of the Company, or (vii) any revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

3.11 Litigation. Except as disclosed in Schedule 3.11, there have been, and are, no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except where such claims, suits, actions or proceedings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) lists all Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other employee compensation, deferred compensation, incentive, fringe, severance, change in control, retirement, death, disability, medical, or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company, all Plans have been maintained and administered in all respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions required to be made with respect to the Plans as of the date hereof have been made or, if not yet due, are reflected in the Company Financial Statements to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company, (x) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (y) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. Except as disclosed in Schedule 3.12(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Holdco or the Surviving Cayman Islands Company (other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 3.12(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.13 Labor Matters.

(a) Except as set forth on Schedule 3.13(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. No material work stoppage, slowdown, or labor strike against the Company or any Subsidiary is pending, threatened, or has occurred in the past year.

(b) To the knowledge of the Company, none of the employees of the Company or its Subsidiaries set forth on Schedule 3.13(b) (“Key Employees”) presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in material compliance with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and the Key Employees.

(c) Except as set forth on Schedule 3.13(c), (i) the Company and its Subsidiaries are, and during the preceding three (3) years have been, in material compliance with all Legal Requirements applicable to its employees, respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have during the preceding three (3) years, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions, and during the preceding three (3) years there have been no claims or actions, against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for services performed during the past three (3) years that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay), except for such failures to pay or reimburse such wages, benefits, or other compensation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.14 Restrictions on Business Activities. Except as disclosed in Schedule 3.14 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.15 Title to Property.

(a) Except as set forth in Schedule 3.15(a), neither the Company nor any Subsidiary owns any real property. There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in real property. All leases of real property held by the Company and its Subsidiaries, are shown or reflected on the balance sheet included in the most recent Company Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Company Financial Statements in the ordinary course of business. Schedule 3.15(a) hereto contains a list of all leases of real property held by the Company or its Subsidiaries.

(b) All material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Company Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Company Financial Statements in the ordinary course of business. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 3.15(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company or a Subsidiary is in possession of, or has valid and effective rights to, all properties, assets and rights (other than Intellectual Property, which is governed exclusively by Section 3.19) required for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by them with any Tax authority prior to the date hereof. All such Tax Returns were true, correct, and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Tax Returns.

(b) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against any of them, nor has any of them executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages or other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Tax Return of the Company or its Subsidiaries by any Tax authority is presently in progress, nor has Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Tax Returns filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to or any representative thereof.

(f) The Company and its Subsidiaries does not have any material liability for any unpaid Taxes which have not been accrued for or reserved on Company’s and its Subsidiaries’ balance sheets included in the Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action, nor is it aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying as an integrated exchange governed by Section 351 of the Code.

Neither the Company nor its Subsidiaries has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), and has no material liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise.

3.17 Environmental Matters. Except as disclosed in Schedule 3.17 hereto: (i) the Company and its Subsidiaries have, during the preceding three (3) years, complied in all material respects with applicable Environmental Laws, except for any non-compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; (ii) during the preceding three (3) years, none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently owned, leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, leased or operated by the Company or its Subsidiaries during the prior three (3) years were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or have liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, and has not entered into any contract, agreement, understanding, arrangement, or commitment pursuant to which Holdco or the Surviving Cayman Islands Company or any of its director in indirect subsidiaries could incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.19 Intellectual Property.

(a) Schedule 3.19 hereto contains a description of the Company Registered Intellectual Property.

(b) The Company owns or has enforceable rights to use all material Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 3.19 hereto, no material Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property.

(c) Except as disclosed in Schedule 3.19, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business).

(d) Except as disclosed in Schedule 3.19, to the knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not materially infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iii) no third party has materially infringed or misappropriated any Company Intellectual Property.

(e) Except as disclosed in Schedule 3.19, the Company and each of its Subsidiaries have complied with all material applicable Legal Requirements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s its Subsidiaries’ businesses. During the past three (3) years, the Company and its Subsidiaries have not: (i) experienced any actual or, to the Company’s knowledge, alleged or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning the Company’s or any Subsidiary’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Legal Requirements concerning privacy, data security, or data breach notification, and to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

3.20 Agreements, Contracts and Commitments.

(a) Schedule 3.20 hereto sets forth a complete and accurate list of all Material Company Contracts in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” means all legally binding contracts, agreements, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” means (x) each Company Contract (A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $700,000 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of $700,000 (other than any Company Contract of employment), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $700,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $200,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $400,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(ix) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with portfolio companies and other Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries).

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Company Contracts have been heretofore made available to EdtechX or EdtechX’s counsel.

(c) Except as set forth in Schedule 3.20, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, except for breach, default or event which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each Material Company Contract that has not expired by its terms is in full force and effect.

3.21 Insurance. Schedule 3.21 sets forth the Company’s and its Subsidiaries’ material Insurance Policies. With respect to each such Insurance Policy required to be listed on Schedule 3.21: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals. The coverages provided by such Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

3.22 Interested Party Transactions. Except as set forth in the Schedule 3.22 hereto, (a) no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand and (b) to the Company’s knowledge, no Insider is, directly or indirectly, interested in any Material Company Contracts (other than such contracts as relate to the acquisition of capital stock or other securities of the Company).

3.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

3.24 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the EdtechX Stockholders, at the time of the Special Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no action involving the Company with respect to the any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the knowledge of the Company, any other Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.26 No Additional Representations and Warranties. Except as provided in this Article III, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives has made, or is making, any representation or warranty whatsoever to EdtechX or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to EdtechX or its Affiliates. EdtechX acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article III and those set forth in each Letter of Transmittal (with regard to the Company Shareholder delivering it), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

3.27 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 10.6(a).

Article IV

REPRESENTATIONS AND WARRANTIES OF EDTECHX

Subject to the exceptions set forth in Schedule 4 attached hereto (the “EdtechX Schedule”), EdtechX represents and warrants to the Company as follows:

4.1 Organization and Qualification.

(a) EdtechX is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. EdtechX is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EdtechX. Complete and correct copies of the Charter Documents of EdtechX, as amended and currently in effect, have been made available to the Company or Company’s counsel.

(b) EdtechX is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EdtechX. Each jurisdiction in which EdtechX is so qualified or licensed is listed in Schedule 4.1(b).

4.2 Subsidiaries. EdtechX has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. EdtechX does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of EdtechX consists of 25,000,000 shares of EdtechX Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“EdtechX Preferred Stock”), of which 7,906,250 shares of EdtechX Common Stock and no shares of EdtechX Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 4.3(b), (i) no shares of EdtechX Common Stock are reserved for issuance upon the exercise of outstanding options to purchase EdtechX Common Stock granted to employees of EdtechX or other parties (“EdtechX Stock Options”) and there are no outstanding EdtechX Stock Options; (ii) 10,105,000 shares of EdtechX Common Stock are reserved for issuance upon the exercise of outstanding EdtechX Warrants; and (iii) no shares of EdtechX Common Stock are reserved for issuance upon the conversion of the EdtechX Preferred Stock or any outstanding convertible notes, debentures, or other securities (collectively, “EdtechX Convertible Securities”) and there are no outstanding EdtechX Convertible Securities. All shares of EdtechX Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of EdtechX Common Stock and all outstanding EdtechX Warrants have been issued and granted in compliance with (x) all applicable securities laws and other applicable Legal Requirements, and (y) all requirements set forth in any applicable EdtechX Contracts and Charter Documents.

(c) Except as set forth in Schedule 4.3(c) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which EdtechX is a party or by which it is bound obligating EdtechX to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of EdtechX or obligating EdtechX to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. EdtechX does not have any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of EdtechX on any matter.

(d) Except as set forth in Schedule 4.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which EdtechX is a party or by which EdtechX is bound with respect to any of its equity securities.

(e) Except as provided for in this Agreement or as set forth in Schedule 4.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of EdtechX are issuable and no rights in connection with any shares, warrants, options, or other securities of EdtechX accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) No outstanding equity securities of EdtechX are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with EdtechX.

4.4 Authority Relative to this Agreement. EdtechX has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that EdtechX has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by EdtechX and the consummation by EdtechX of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of EdtechX (including the approval by its boards of directors), and no other corporate proceedings on the part of EdtechX are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the EdtechX Stockholder Approval. This Agreement has been duly and validly executed and delivered by EdtechX and, assuming the due authorization, execution and delivery thereof by the Company, Holdco, and the Merger Subs, constitutes the legal and binding obligation of EdtechX, enforceable against EdtechX in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by EdtechX do not and shall not: (i) conflict with or violate any of its Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of their rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of EdtechX (other than Permitted Liens) pursuant to, any EdtechX Contracts, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on EdtechX.

(b) The execution and delivery of this Agreement by EdtechX do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which EdtechX is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of the Surviving Delaware Corporation and Surviving Cayman Islands Company as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on EdtechX or, after the Closing, Holdco, or (y) prevent the consummation of the Mergers or otherwise prevent EdtechX from performing its material obligations under this Agreement on a timely basis.

4.6 Compliance. EdtechX has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on EdtechX. The businesses and activities of EdtechX have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on EdtechX. EdtechX is not in default or violation in any material respect of any term, condition or provision of its Charter Documents. Except as set forth in Schedule 4.6, no written notice of non-compliance with any Legal Requirements has been received by EdtechX (and EdtechX has no knowledge of any such notice delivered to any other Person).

4.7 EdtechX SEC Reports and Financial Statements.

(a) EdtechX has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by EdtechX with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “EdtechX SEC Reports”). None of the EdtechX SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The EdtechX SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The audited financial statements of EdtechX (“EdtechX Audited Financial Statements”) and unaudited interim financial statements of EdtechX (“EdtechX Unaudited Financial Statements” and, together with the EdtechX Audited Financial Statements, the “EdtechX Financial Statements”) (including, in each case, the notes and schedules thereto) included in the EdtechX SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of EdtechX as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) EdtechX has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to EdtechX is made known to EdtechX’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To EdtechX’s knowledge, such disclosure controls and procedures are effective in timely alerting EdtechX’s principal executive officer and principal financial officer to material information required to be included in EdtechX’s periodic reports required under the Exchange Act.

(c) EdtechX has established and maintained a system of internal controls. To EdtechX’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of EdtechX’s financial reporting and the preparation of the EdtechX Financial Statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by EdtechX to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of EdtechX. EdtechX has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the EdtechX Financial Statements, the accounts and notes receivable of EdtechX reflected in the EdtechX Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which EdtechX has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of EdtechX as of the date hereof.

(f) To the knowledge of EdtechX, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the EdtechX SEC Reports. To the knowledge of EdtechX, none of the EdtechX SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.8 No Undisclosed Liabilities. Except as set forth in Schedule 4.8 hereto, EdtechX has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a balance sheet or in the related notes to EdtechX Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of EdtechX, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent EdtechX Financial Statements or in the notes to the most recent EdtechX Financial Statements, and (ii) such liabilities arising in the ordinary course of EdtechX’s business since the date of the most recent EdtechX Financial Statement.

4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent EdtechX Financial Statement, there has not been: (i) any Material Adverse Effect on EdtechX, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of EdtechX’s capital stock, or any purchase, redemption or other acquisition by EdtechX of any of EdtechX’s capital stock or any other securities of EdtechX or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of EdtechX’s capital stock, (iv) any granting by EdtechX of any increase in compensation or fringe benefits, or any payment by EdtechX of any bonus, or any granting by EdtechX of any increase in severance or termination pay or any entry by EdtechX into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving EdtechX of the nature contemplated hereby, (v) entry by EdtechX into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by EdtechX in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of EdtechX, or (viii) any material revaluation by EdtechX of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of EdtechX.

4.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to EdtechX’s knowledge, threatened against EdtechX before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except where such claims, suits, actions or proceedings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EdtechX.

4.11 Employee Benefit Plans. EdtechX does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of EdtechX, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12 Labor Matters. EdtechX is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by EdtechX and EdtechX does not know of any activities or proceedings of any labor union to organize any such employees.

4.13 Business Activities. Since its organization, EdtechX has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in its Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon EdtechX, or to which EdtechX is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of EdtechX, or any acquisition of property by or the conduct of business by EdtechX.

4.14 Title to Property. EdtechX does not own or lease any real property or personal property. Except as set forth in Schedule 4.14, there are no options or other contracts under which EdtechX has a right or obligation to acquire or lease any interest in real property or personal property.

4.15 Intellectual Property. EdtechX does not own, license, or otherwise have any right, title or interest in any material Intellectual Property.

4.16 Taxes. Except as set forth in Schedule 4.16 hereto:

(a) EdtechX has timely filed all Tax Returns required to be filed by it with any Tax authority prior to the date hereof. All such Returns are true, correct, and complete in all material respects. EdtechX has paid all material Taxes shown to be due and payable on such Tax Returns.

(b) All material Taxes that EdtechX is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) EdtechX has not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against any of them, nor has any of them executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. EdtechX has complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages or other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Tax Return of EdtechX by any Tax authority is presently in progress, nor has EdtechX been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Tax Returns filed by EdtechX has been proposed in writing, formally or informally, by any Tax authority to or any representative thereof.

(f) EdtechX does not have any material liability for any unpaid Taxes which have not been accrued for or reserved on EdtechX’s balance sheets included in the EdtechX Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of EdtechX in the ordinary course of business, none of which is material to the business, results of operations or financial condition of EdtechX.

(g) EdtechX has not taken, does not intend to take, and has not agreed to take any action, nor is it aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying as an integrated exchange governed by Section 351 of the Code.

(h) EdtechX has not been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise and has no material liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise.

4.17 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of EdtechX: (i) EdtechX has complied in all material respects with applicable Environmental Laws; (ii) neither EdtechX nor, the knowledge of EdtechX, any third party, has caused any properties currently owned, leased or operated by EdtechX to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by EdtechX were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by EdtechX; (iv) as of the date hereof, EdtechX has not received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, EdtechX has not received any written notice, demand, letter, claim, or request for information alleging that they may be in material violation of or have material liability under any Environmental Law; and (vii) EdtechX, is not subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

4.18 Brokers. Except as set forth in Schedule 4.18 EdtechX has not incurred, and will not incur, and has not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Holdco, the Surviving Delaware Corporation, the Surviving Cayman Islands Company, or any of its or their direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the EdtechX SEC Reports or as set forth on Schedule 4.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which EdtechX is a party or by or to which any of the properties or assets of EdtechX may be bound, subject or affected, which may not be cancelled without penalty or liability by EdtechX on less than 30 days’ or less prior notice (“EdtechX Contracts”). All EdtechX Contracts are listed in Schedule 4.19 other than those that are exhibits to the EdtechX SEC Reports.

(b) Except as set forth in the EdtechX SEC Reports, each EdtechX Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all EdtechX Contracts (or written summaries in the case of oral EdtechX Contracts) have been made available to the Company or Company counsel.

(c) EdtechX is not, and to the knowledge of EdtechX, no other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any EdtechX Contract, and no party to any EdtechX Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on EdtechX. Each EdtechX Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on EdtechX.

4.20 Insurance. Except for directors’ and officers’ liability insurance, EdtechX does not maintain any Insurance Policy.

4.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of EdtechX or a member of his or her immediate family is indebted to EdtechX nor is EdtechX indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of EdtechX; and (b) to EdtechX’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with EdtechX (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities).

4.22 EdtechX Listing. The EdtechX Common Stock and EdtechX Warrants are listed for trading on the Capital Market of the Nasdaq Stock Market (“Nasdaq”). There is no, and there has never been any, action or proceeding pending or, to EdtechX’s knowledge, threatened against EdtechX by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of EdtechX Common Stock on Nasdaq.

4.23 Board Approval. The board of directors of EdtechX has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of such entity, (ii) determined that the Mergers are in the best interests of the stockholders of such entity, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable).

4.24 Trust Fund. As of September 30, 2019, EdtechX has $65,412,192 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account (the “Trust Fund”) administered by Continental Stock Transfer & Trust Company (“Continental”). The Trust Fund shall be utilized in accordance with Section 7.12 hereof.

4.25 Registration Statement. None of the information relating to EdtechX included in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the EdtechX Stockholders, at the time of the Special Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26 Backstop. EdtechX has entered into a Forward Purchase Contract (the “Azimut FPC”) with Azimut Enterprises Holdings S.r.l. (“Azimut”) and the other parties thereto on July 18, 2018, pursuant to which Azimut will purchase up to an aggregate of $20,000,000 of EdtechX units at $10.00 per unit, with each unit containing one share of EdtechX Common Stock and one EdtechX Warrant. EdtechX has also signed a letter agreement dated as of December 12, 2019 (the “Azimut Consent”) with Azimut and other parties thereto, pursuant to which Azimut has given its irrevocable consent under Section 4.3.4 of the Azimut FPC, among other things. The Azimut FPC and the Azimut Consent have been duly and validly authorized, executed and delivered by EdtechX, constitute the legal and binding obligation of EdtechX, enforceable against EdtechX in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The exact number of EdtechX units to be purchased by Azimut pursuant to the Azimut FPC will be notified by EdtechX no later than four (4) Business Days prior to the closing of the Azimut FPC (the “Azimut Investment”), which will occur immediately prior to the Second Effective Time, subject to and in accordance with the terms of the Azimut FPC (as amended and supplemented by the Azimut Consent). The shares of EdtechX Common Stock to be purchased by Azimut pursuant to the Azimut FPC will be exchanged for Holdco Shares at the Second Effective Time, pursuant to the terms of this Agreement, and the EdtechX Warrants to be purchased by Azimut pursuant to the Azimut FPC will, at the Second Effective Time, be exchanged for Holdco Warrants exercisable for Holdco Shares, pursuant to the terms of this Agreement and the Azimut FPC.

4.27 No Additional Representations and Warranties. Except as provided in this Article IV, neither EdtechX, its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of EdtechX; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of EdtechX for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article IV, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

4.28 Survival of Representations and Warranties. The representations and warranties of EdtechX set forth in this Agreement shall survive the Closing as set forth in Section 10.6(a).

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDCO, EDTECHX MERGER SUB, AND METEN MERGER SUB

Each of Holdco, EdtechX Merger Sub, and Meten Merger Sub represents and warrants to EdtechX (each with respect to itself only) as follows:

5.1 Organization and Qualification.

(a) Each of Holdco and the Merger Subs is duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each of Holdco and the Merger Subs, as amended and currently in effect, have been made available to EdtechX or EdtechX’s counsel.

(b) Each of Holdco and the Merger Subs is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdco or the Merger Subs.

5.2 Subsidiaries. Holdco has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than the Merger Subs. Neither EdtechX Merger Sub nor Meten Merger Sub has, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Except for Holdco’s ownership of the Merger Subs, neither Holdco nor the Merger Subs owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature under which it may become obligated to make, any future investment in or capital contribution to any other Person. Holdco, EdtechX Merger Sub, and Meten Merger Sub do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

5.3 Capitalization.

(a) The authorized share capital of Holdco is 500,000,000 shares, one (1) of which is issued and outstanding. The authorized shares of stock of EdtechX Merger Sub is 5,000 shares, par value $0.01 per share, one (1) of which is issued and outstanding. Holdco owns all of the outstanding equity securities of EdtechX Merger Sub, free and clear of all Liens. The authorized share capital of Meten Merger Sub is 500,000,000 shares, one (1) of which is issued and outstanding. Holdco owns all of the outstanding equity securities of Meten Merger Sub, free and clear of all Liens.

(b) Except for this Agreement and the transactions contemplated hereby, as of the date hereof, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Holdco or the Merger Subs is a party or by which it is bound obligating Holdco or the Merger Subs to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Holdco or the Merger Subs or obligating any of them to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Neither Holdco nor the Merger Subs has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders or shareholders of Holdco or the Merger Subs on any matter.

(a) Except contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which any of Holdco or the Merger Subs is a party or by which Holdco or the Merger Subs is bound with respect to any of their equity securities.

(b) Except as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of Holdco or the Merger Subs are issuable and no rights in connection with any shares, warrants, options, or other securities of Holdco or the Merger Subs accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) No outstanding equity securities of Holdco or the Merger Subs are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Holdco or the Merger Subs.

(d) The Holdco Shares to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Holdco Shares will be fully paid and nonassessable, free and clear of all Liens.

5.4 Authority Relative to this Agreement. Each of Holdco and the Merger Subs has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Holdco and the Merger Subs, respectively, has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by Holdco and the Merger Subs and the consummation by Holdco and the Merger Subs of the transactions contemplated hereby (including the Mergers) have been or will be duly and validly authorized by all necessary corporate action on the part of Holdco and the Merger Subs (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Holdco or the Merger Subs are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or will be duly and validly executed and delivered by Holdco and the Merger Subs and, assuming the due authorization, execution and delivery thereof by the Company and EdtechX, constitutes the legal and binding obligation of Holdco and the Merger Subs, enforceable against Holdco and the Merger Subs in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by each of Holdco and the Merger Subs do not and shall not: (i) conflict with or violate any of their respective Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of their rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Holdco or the Merger Subs, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Holdco or the Merger Subs.

(b) The execution and delivery of this Agreement by Holdco and the Merger Subs does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Holdco is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of the Surviving Delaware Corporation and the Surviving Cayman Islands Company as a foreign corporation in those jurisdictions in which the business of such entities or of the Company and its Subsidiaries makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Holdco or the Merger Subs, or (y) prevent the consummation of the Mergers or otherwise prevent Holdco or the Merger Subs from performing their material obligations under this Agreement on a timely basis.

5.6 Compliance. Each of Holdco and the Merger Subs has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdco or the Merger Subs. The businesses and activities of Holdco and the Merger Subs have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdco or the Merger Subs. Neither Holdco nor the Merger Subs is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Holdco or the Merger Subs.

5.7 Litigation. There are no, and there never have been any, claims, suits, actions or proceedings pending against Holdco or the Merger Subs before any court, governmental department, commission, agency, instrumentality, authority, or arbitrator.

5.8 Business Activities. Since its organization, neither Holdco nor the Merger Subs has conducted any business activities other than activities directed toward the accomplishment of the transactions contemplated hereunder. Neither Holdco nor the Merger Subs has any employees. Neither Holdco nor the Merger Subs owns or leases any real property, personal property, or Intellectual Property. Holdco and the Merger Subs were each created for the purpose of facilitating the Mergers and have not conducted any prior business activities, other than any such activities incidental to consummating the Mergers. Except as set forth in the Charter Documents of each of Holdco and the Merger Subs, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon, or to which such Person is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Holdco or the Merger Subs, or any acquisition of property by or the conduct of business by Holdco or the Merger Subs.

5.9 Brokers. Neither Holdco nor the Merger Subs has incurred, and will not incur, and have not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Holdco, the Surviving Delaware Corporation, the Surviving Cayman Islands Company, or any of its or their direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.10 Interested Party Transactions. (a) No officer, director, stockholder or shareholder of Holdco or the Merger Subs or a member of his or her immediate family is indebted to any of Holdco or the Merger Subs nor is Holdco or the Merger Subs indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Holdco or the Merger Subs; and (b) no officer, director, stockholder or shareholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Holdco or the Merger Subs (other than such contracts as relate to the acquisition of such stockholder’s or shareholder’s ownership of capital stock or other securities).

5.11 Board Approval. The board of directors of each of Holdco and the Merger Subs has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of such entity, and (ii) determined that the Mergers are in the best interests of the stockholders or shareholders of such entity.

5.12 Registration Statement. None of the information relating to Holdco or the Merger Subs included in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the EdtechX Stockholders, at the time of the Special Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.13 No Additional Representations and Warranties. Except as provided in this Article V, neither Holdco nor the Merger Subs, any of their respective Affiliates, nor any of their respective directors, officers, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to EdtechX or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to EdtechX or its Affiliates. EdtechX acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Holdco, EdtechX Merger Sub, and Meten Merger Sub; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Holdco, EdtechX Merger Sub and Meten Merger Sub for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article V, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

5.14 Survival of Representations and Warranties. The representations and warranties of Holdco and the Merger Subs set forth in this Agreement shall survive the Closing as set forth in Section 10.6(a).

Article VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business by the Company, EdtechX, Holdco, and the Merger Subs. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, EdtechX, Holdco, and the Merger Subs shall, except to the extent that EdtechX (in the case of a request by the Company or the Company’s Subsidiaries) or the Company (in the case of a request by EdtechX) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.1 hereto or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except as expressly contemplated by Schedule 6.1 hereto) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and other business partners with which it has business dealings of more than $2,000,000 per annum. In addition, except as required or permitted by the terms of this Agreement or as set forth in Schedule 6.1 hereto, without the prior written consent of EdtechX (in the case of a request by the Company or the Company’s Subsidiaries) or the Company (in the case of a request by EdtechX) (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company (on its behalf and on behalf of its Subsidiaries), EdtechX, Holdco, EdtechX Merger Sub and Meten Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company, EdtechX, or Holdco;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests (other than in connection with the exercise of any Company Convertible Securities) or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g) Amend its Charter Documents in any material respect;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of EdtechX or the Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Registration Statement;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such Party (measured with all of its Subsidiaries, taken as a whole);

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EdtechX, Holdco, or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as otherwise required by Legal Requirements or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent EdtechX SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which EdtechX is a party or of which EdtechX is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Material Company Contract or EdtechX Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such Party to pay in excess of $2,000,000 in any 12 month period;

(p) Settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q) Make, revoke, amend, or rescind any material Tax elections, enter into or amend any agreement or settlement or compromise with any Governmental Entity with regard to a material amount of Tax, execute any waiver of restrictions on assessment or collection of any Tax other than in the ordinary course of business, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, except as otherwise required by applicable Legal Requirements;

(r) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(t) Make capital expenditures in excess of $2,000,000;

(u) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary; or

(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 6.1(a) through (u) above.

6.2 Confidentiality; Access to Information.

(a) Confidentiality. That certain Non-Disclosure Agreement, dated as of August 12, 2019 shall terminate as of the date hereof and the confidentiality of information exchanged in connection with this Agreement and the negotiations related thereto will be governed by the terms of this Section 6.2. Each of the Parties acknowledges that it has or will receive Confidential Information concerning the other Parties (the recipient of such information is referred to in this Section 6.2 as the “Recipient” and the Party disclosing such information is referred to as the “Disclosing Party”). The Recipient shall keep the Confidential Information strictly confidential and shall not use the Confidential Information for any purpose other than to evaluate, negotiate, and consummate the transactions contemplated by this Agreement. The Recipient shall not disclose or permit its Representatives to disclose any Confidential Information without prior written consent of the Disclosing Party except: (i) if required by applicable Legal Requirements, and in such case the Recipient shall (x) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, and furnishing only that portion of the Confidential Information which, on the advice of the Recipient’s counsel, is legally required to be disclosed, (y) give the Disclosing Party prompt prior written notice of such request or requirement so that the Disclosing Party may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (z) cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain such protective order; or (ii) to its Representatives, to the extent necessary to permit such Representatives to assist the Recipient in evaluating, negotiating, and consummating the transactions contemplated by this Agreement; provided, that the Recipient shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto. Except for such disclosure as may be required or permitted by this Agreement, the Recipient shall not, and shall not permit any of its Representatives to, without the prior written consent of the Disclosing Party, disclose the fact that Confidential Information has been made available to the Recipient or its Representatives, or the existence or contents of this Agreement. The Recipient shall be responsible for any breach of this Section 6.2 by any of its Representatives. As used herein, “Confidential Information” means all information, data, documents, agreements, files, and other materials, whether disclosed orally or disclosed or stored in written, electronic, or other form or media, which is obtained from or disclosed by the Disclosing Party, its Representatives, or otherwise, and whether obtained before or on or after the date hereof, including without limitation, all notes, analyses, compilations, reports, forecasts, studies, samples, and other documents prepared by or for the Recipient which contain or otherwise reflect or are derived or based in whole or in part on such information, data, documents, agreements, files, or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement). If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 6.2(a) shall continue in full force and effect, subject to Section 9.2(b) hereof.

(b) Access to Information.

(i) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford EdtechX and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as EdtechX may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by EdtechX in any investigation pursuant to this Section 6.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to EdtechX by third parties that may be in EdtechX’s possession from time to time, and except for any information which in the opinion of legal counsel of EdtechX would result in the loss of attorney-client privilege or other privilege from disclosure, EdtechX will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of EdtechX, to the properties, books, records and personnel of EdtechX during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel, as the Company may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 6.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

6.3 Exclusivity. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as contemplated by this Agreement, (a) each of the Company, Holdco and the Merger Subs will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than EdtechX and its designees) concerning any merger, sale of ownership interests in the Company and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business), or a recapitalization or similar transaction involving the Company and (b) EdtechX will not, and will cause its Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) each of the Company, Holdco, and the Merger Subs will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests in and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business) or recapitalization or similar transaction involving the Company, Holdco and the Merger Subs and (ii) EdtechX will, and will cause its Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. Each of the Company and EdtechX will promptly notify the other if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, each of the Company and EdtechX may respond to any such proposal, offer or submission by indicating only that it is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or EdtechX, as the case may be, or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that exclusivity agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 6.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.

6.4 Certain Financial Information. Within seventy-five (75) days after the end of each financial quarter between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to EdtechX unaudited consolidated financial statements for such quarter, prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice.

6.5 Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and EdtechX will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide each other and each other’s advisors reasonable access to all of the financial information used in the preparation of its financial statements and financial information and (b) reasonably cooperate with any reviews performed by each other or each other’s advisors of any such financial statements or such financial information.

6.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (x) nothing in this Agreement shall be deemed to require EdtechX or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (y) in no event shall EdtechX, Holdco, the Merger Subs, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Company Contract in connection with the consummation of the Mergers.

Article VII

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by EdtechX from the Company of all financial and other information relating to the Company as is necessary for its preparation, EdtechX and Holdco shall prepare and file with the SEC and with all other applicable regulatory bodies a registration statement on Form F-4 (“Registration Statement”) and file such Registration Statement with the SEC under the Securities Act, and with all other applicable regulatory bodies, for the purpose of registering the Holdco Shares to be issued or issuable in the Mergers and include in such Registration Statement proxy materials for the purpose of soliciting proxies from EdtechX Stockholders to vote, at a meeting of EdtechX Stockholders to be called and held for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Mergers (the “Merger Proposal”), (ii) the election to the board of directors of Holdco of the nine (9) individuals identified on Schedule 7.2 for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of the material differences between EdtechX’s Charter Documents and Holdco’s Charter Documents to be effective upon Closing (the “Charter Amendments Proposals”) and (iv) approval of any other proposals reasonably agreed by EdtechX and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, and Charter Amendments Proposals the “Stockholder Matters”). The Company shall furnish to EdtechX all information concerning the Company as is necessary in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review, comment on the Registration Statement prior to its filing with the SEC. EdtechX and Holdco, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. EdtechX will advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”), EdtechX shall (i) distribute the Registration Statement to the EdtechX Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the Corporate Law and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the EdtechX Stockholders for approval or adoption at the Special Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 7.1(b), if on a date for which the Special Meeting is scheduled, EdtechX reasonably determines that the Mergers cannot be consummated for any reason, EdtechX shall, after consultation with the Company in good faith, have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that EdtechX continues to satisfy its obligations under Section 7.1(d) below.

(c) EdtechX and Holdco shall comply with all applicable provisions of and rules under the Exchange Act, all applicable provisions of the Corporate Law and the policies of Nasdaq or NYSE, as applicable, in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(d) EdtechX, acting through its board of directors, shall include in the Registration Statement the recommendation of its board of directors that the EdtechX Stockholders vote in favor of the adoption of this Agreement and the approval of the Stockholder Matters, and shall otherwise use reasonable best efforts to obtain approval of the Stockholder Matters. Neither EdtechX’s board of directors nor any committee or agent or representative thereof shall withdraw, proposed to withdraw, or modify in a manner adverse to the Company, the EdtechX board of director’s recommendation that the EdtechX Stockholders vote in favor of the adoption of any of the Stockholder Matters. No amendment or supplement to the Registration Statement will be made by EdtechX without the written approval of the Company, which shall not be unreasonably withheld, conditioned, or delayed, and EdtechX shall promptly transmit any such amendment or supplement to the EdtechX Stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement.

7.2 Directors and Officers of EdtechX, Holdco, and the Company After Merger. Except as otherwise agreed in writing by the Company and EdtechX prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of EdtechX, Holdco, and the Merger Subs resign effective as of the Closing unless such member is included on Schedule 7.2, (b) the number of directors constituting the board of directors of Holdco shall be nine, and (c) the persons listed in Schedule 7.2 are elected to the positions of directors of Holdco, the Surviving Delaware Corporation, and the Surviving Cayman Islands Company, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 7.2 is unable to serve, the Party that nominated such individual shall designate a successor.

7.3 HSR Act. If required pursuant to the HSR Act, as promptly as practicable, EdtechX and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. EdtechX and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by EdtechX and the Company.

7.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, EdtechX will prepare and file a Current Report on Form 8-K (the content of which shall be approved by the Company in advance, the Company’s approval not to be unreasonably withheld, conditioned, or delayed) pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) Promptly after the execution of this Agreement, EdtechX and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, EdtechX shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form and substance approved by the Company in advance, the Company’s approval not to be unreasonably withheld, conditioned, or delayed. Concurrently with the Closing, or as soon as practicable thereafter, EdtechX shall file the Closing Form 8-K with the Commission.

(d) At least five (5) days prior to Closing, Holdco shall prepare a draft Shell Company Report on Form 20-F announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 20-F”), which shall be in a form reasonably acceptable to the Company and EdtechX. Concurrently with the Closing, or as soon as practicable thereafter, Holdco shall file the Closing Form 20-F with the Commission.

(e) Prior to Closing, EdtechX and the Company shall prepare a press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, EdtechX shall distribute the Closing Press Release.

7.5 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K, the Closing Form 20-F, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 7.3 applies) made by or on behalf of EdtechX or the Company to any Governmental Entity or other third party in connection with Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and EdtechX shall, upon request by the other, use commercially reasonable efforts (subject to applicable Legal Requirements and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors to be elected effective as of the Closing pursuant to Section 7.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Mergers. Each Party warrants and represents to the other Party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by EdtechX or the Company, the other Party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, EdtechX and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Registration Statement to be approved by the SEC as promptly as practicable.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing Party.

(d) Prior to the Closing Date, the Company and EdtechX shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Entity, and (ii) after the receipt by it of any written or oral comments of the Governmental Entity on, or of any written or oral request by the Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Entity with respect to any of the foregoing filings or submissions. EdtechX and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Entity. All correspondence and communications to the Governmental Entity made by EdtechX or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 7.5.

7.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of EdtechX prior to the Effective Time without the consent of EdtechX. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

7.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, each of the Company, Holdco, and the Merger Subs acknowledges that it has read EdtechX’s final prospectus dated October 5, 2018 (“Final Prospectus”) and understands that EdtechX has established the Trust Fund for the benefit of EdtechX’s public stockholders and that EdtechX may disburse monies from the Trust Fund only (a) to EdtechX’s public stockholders in the event they elect to convert their shares into cash in accordance with EdtechX’s Charter Documents and/or the liquidation of EdtechX or (b) to EdtechX after, or concurrently with, the consummation of a business combination. Each of the Company, Holdco and the Merger Subs further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by April 10, 2020, or such later date as shall be set forth in an amendment to EdtechX’s Charter Documents for the purpose of extending the date by which EdtechX must complete a business combination, EdtechX will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, each of the Company, Holdco and the Merger Subs, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against EdtechX to collect from the Trust Fund any monies that may be owed to them by EdtechX for any reason whatsoever, including but not limited to a breach of this Agreement by EdtechX or any negotiations, agreements or understandings with EdtechX (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason and will not expire and will not be altered in any way without the express written consent of EdtechX.

7.8 Disclosure of Certain Matters. Each of EdtechX, the Company, Holdco and the Merger Subs will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading in any material respects or which would prevent it from consummating the transactions contemplated by this Agreement, (b) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VIII will not be satisfied, (c) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of Holdco, the Surviving Delaware Corporation, or the Surviving Cayman Islands Company, or (d) would require any amendment or supplement to the Registration Statement. The Parties shall have the obligation to supplement or amend the Company Schedules and EdtechX Schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement such schedules shall terminate on the Closing Date. Notwithstanding such amendment or supplement, for purposes of Sections 8.2(a), 8.3(a), 9.1(d) and 9.1(e), the representations and warranties of the Parties shall be made with reference to the Company Schedules or EdtechX Schedules (as applicable) as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 6.1 or otherwise expressly contemplated by this Agreement.

7.9 Securities Listing . Prior to the Effective Time, EdtechX and Holdco shall prepare and submit to Nasdaq or the New York Stock Exchange (“NYSE”), as mutually agreed by the Parties, in accordance with all applicable laws and the policies of Nasdaq or NYSE, an application for the listing on Nasdaq or NYSE of the Holdco Shares and Holdco Warrants and use commercially reasonable efforts to cause the Holdco Shares and Holdco Warrants to be approved for listing on Nasdaq or NYSE, as applicable, prior to the Second Effective Time, subject to official notice of issuance. The Company shall cooperate with EdtechX and Holdco as reasonably requested by EdtechX to cause the listing application to be approved by Nasdaq or NYSE, as applicable and shall promptly furnish to EdtechX all information concerning the Company that may be required or reasonably requested in connection therewith.

7.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of EdtechX and the Company or any of its Subsidiaries under applicable law or as provided in the Charter Documents of EdtechX and the Company and its Subsidiaries or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Holdco, the Surviving Delaware Corporation, and the Surviving Cayman Islands Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by EdtechX and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of EdtechX and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Holdco’s board of directors after the Closing Date who served on EdtechX’s or the Company’s board of directors, as the case may be, immediately prior to the Closing Date.

7.11 EdtechX Borrowings. Through the Closing, EdtechX shall be allowed to borrow funds from its directors, officers, and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of EdtechX in due course on a non-interest bearing basis and be repayable in cash at Closing (each such borrowing, a “Working Capital Loan”), provided, however, that the aggregate amount of such Working Capital Loans shall be no more than $1,000,000, each such Working Capital Loan shall be properly documented in writing, the form and substance of which shall be reasonably acceptable to the Company, and shall not be convertible into securities of EdtechX or Holdco. Any and all outstanding Working Capital Loans (including the Note (as defined in the EdtechX Schedule)) shall be fully repaid by EdtechX at the Closing from the Trust Fund as described below in Section 7.12.

7.12 Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice to Continental (which notice EdtechX shall provide in accordance with the terms of the Trust Agreement) (a) in accordance with and pursuant to the Trust Agreement, at the Closing, EdtechX (i) shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable to (A) Converting Stockholders, (B) for income tax or other tax obligations of EdtechX prior to Closing, (C) as repayment of loans included on EdtechX’s balance sheet as of the Closing and permitted under this Agreement and reimbursement of expenses to directors, officers and EdtechX Stockholders listed in the EdtechX Schedule, (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to EdtechX in connection with its operations and efforts to effect the transactions contemplated hereby, and (E) as payment of Cash Consideration hereunder, and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided therein. All liabilities and obligations of EdtechX due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable as set forth herein.

7.13 Registration Rights Agreement.

(a) At or prior to the Closing, Holdco shall execute and deliver a registration rights agreement substantially in the form attached hereto as Exhibit A (“Registration Rights Agreement”), pursuant to which, among other things, Holdco will register for resale under the Securities Act the Merger Shares and Contingent Shares, if any, issued or issuable pursuant to this Agreement.

(b) EdtechX and Holdco shall amend (the “Amended Registration Rights Agreement”) that certain registration rights agreement dated as of October 5, 2018 among EdtechX and the investor parties thereto (“Existing Registration Rights Agreement”) such that, after giving effect to the EdtechX Merger and the other contemplated transactions, the Holdco Shares held by former EdtechX Stockholders, including Holdco Shares issuable upon the exercise of warrants and other derivative securities, shall bear the same registration rights as currently held under the Existing Registration Rights Agreement.

7.14 Lock-Up Agreements.

(a) Prior to the Closing Date, the Company will cause the Founder Shareholders to enter into lock-up agreements with Holdco (“Lockup Agreements”) pursuant to which they will agree not to transfer the Holdco Shares to be received hereunder as Meten Merger Consideration (including any Contingent Shares, if issued prior to the end of such period), until (i) with respect to 50% of such Holdco Shares, the earlier of the date that is six months after the Closing Date and the date on which the closing price of the Holdco Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after Closing and (ii) with respect to the remaining 50% of such Holdco Shares, one year after the Closing Date, or earlier, in either case, if, subsequent to the Closing, Holdco consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of Holdco Shares ceasing to hold more than fifty percent (50%) of the then outstanding Holdco Shares or having the right to exchange their Holdco Shares for cash or freely tradable securities.

(b) The Letters of Transmittal shall provide that the Company Shareholders who are not Founder Shareholders agree not to transfer the Holdco Shares to be received hereunder as Meten Merger Consideration (including any Contingent Shares, if issued prior to the end of such period), until the date that is at least three (3) months after the Closing Date.

7.15 Intended Tax Treatment. The Mergers, taken together, are intended to be treated as an exchange described in Section 351 of the Code (and any similar provision of state, local, or non-U.S. Tax law). On or after the date hereof, none of the Parties shall take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers together being treated as an “exchange” described in Section 351 of the Code. The Parties hereto will comply with the record-keeping and information reporting requirements of Treasury Regulations Section 1.351-3 and Treasury Regulations Section 1.368-3, as applicable. The Parties will in all Tax Returns report the Mergers in a manner consistent with such tax treatment, and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign law). If any Party becomes aware of any audit, inquiry, litigation or other proceeding relevant to the intended Tax treatment, such Party shall promptly notify the other Parties of such proceeding, and all Parties shall use reasonable efforts to cooperate with respect to such proceeding.

7.16 Company Shareholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the applicable provisions of the Corporate Law and the Company’s Charter Documents to all of its shareholders calling for an extraordinary general meeting of such shareholders to consider and vote upon this Agreement and the Mergers and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Shareholder Meeting”). The Company shall timely send copies of the Registration Statement and all other relevant information and documentation to its stockholders in connection with the Company Shareholder Meeting. The Company and its board of directors shall cause the Company Shareholder Meeting to take place in accordance with the foregoing and in compliance with the Corporate Law and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Shareholder Approval at the Company Shareholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Shareholder Approval, without a need for calling a Company Shareholder Meeting, by obtaining the written consent of holders of two thirds (2/3) of the issued and outstanding Company Ordinary Shares that is executed and delivered by such holders after the SEC Approval Date and after the Registration Statement is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Shareholder Approval pursuant to such written consent, consents with respect to this Agreement, the Mergers, and the other transactions contemplated hereby will be solicited from all holders of Company Ordinary Shares.

7.17 Third Party Consents. Each Party shall, and shall cause its Subsidiaries and Affiliates to (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consent required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that such Party or its Subsidiaries or Affiliates is required to obtain in order to consummate the Mergers, and (c) take such other action as may reasonably be necessary or as the other Party may reasonably request to satisfy the conditions set forth in Article VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall a Party or its Subsidiaries or Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any such consents, authorizations, or approvals.

7.18 Voting Agreement. In connection with the Mergers and other transactions contemplated hereby, EdtechX, Holdco, the Company, shall, and the Company shall cause the Founder Shareholders to, and EdtechX shall cause the Sponsors to, enter into a voting agreement upon or prior to the date hereof in substantially the form attached hereto as Exhibit B (the “Voting Agreement”).

7.19 Investor Relations. Simultaneously with or promptly after the Closing, Holdco will create an investor relations budget of no less than $250,000 per annum and enter into an agreement with an investor relations firm reasonably acceptable to EdtechX with the expertise necessary to assist Holdco after the consummation of the Mergers in the United States and Europe for a term of at least 24 months following the Closing Date.

7.20 Financing Cooperation. EdtechX and the Company shall, and shall cause their respective officers, directors, employees, agents, and advisors to, use commercially reasonable efforts to arrange and obtain, or cause to be arranged and obtained, an aggregate amount in the range of $20,000,000 and $100,000,000 (which, for the avoidance of doubt, does not include the Azimut Investment) from the sale of equity securities of Holdco, upon such terms, including without limitation purchase price, redemption price, exercise price, conversion price, and/or other economic terms as will be agreed by EdtechX and the Company (a “Financing”). The Financing may be made contingent upon Closing. Such joint efforts will include (i) furnishing, or causing to be furnished, to any Financing sources such information regarding the Company and EdtechX as may be reasonably requested, (ii) causing the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Financing sources, (iii) preparing offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Financing as reasonably requested and (iv) executing and delivering definitive documents related to the Financing; provided, in each case in clauses (i) through (iv) above, that nothing in this Section 7.20 shall require any efforts to the extent that such efforts would reasonably be expected to conflict with or violate any Legal Requirement, or result in the material contravention of, or result in a material violation or breach of, or material default under, any Company Contract or EdtechX Contract.

7.21 Azimut Investment. EdtechX shall perform all its obligations under the Azimut FPC and the Azimut Consent in accordance with their terms. EdtechX shall consult and agree with Holdco in respect of the exact number of EdtechX units to be purchased by Azimut (“Azimut Investment Amount”) pursuant to the Azimut FPC no later than ten (10) Business Days prior to the Closing Date. If EdtechX and Holdco fail to agree to the Azimut Investment Amount in accordance with the preceding sentence before five (5) Business Days prior to the Closing Date, then the higher amount proposed by EdtechX and Holdco shall be deemed to be the agreed Azimut Investment Amount. EdtechX shall notify Azimut the agreed Azimut Investment Amount no later than four (4) Business Days prior to the Closing Date, in accordance with the Azimut FPC and the Azimut Consent.

7.22 EdtechX Nasdaq Listing. From the date hereof through the Closing, EdtechX shall use reasonable efforts to ensure that the EdtechX Common Stock and EdtechX Warrants continue to be listed on Nasdaq.

7.23 EdtechX Public Filings. From the date hereof through the Closing, EdtechX shall keep current and timely file all reports required to be filed with or furnished to the SEC and shall otherwise comply in all material respects with is securities reporting obligations under applicable Legal Requirements.

7.24 Incentive Equity Plan. On or prior to the Closing Date, Holdco shall adopt an incentive equity plan (“Holdco ESOP Plan”) with a five year term, under which the ESOP Shares shall be reserved, and pursuant to which Holdco shall reserve (a) such number of Holdco Shares equal to the ESOP Shares and (b) during each year of such five year term, such additional number of Holdco Shares equal to an aggregate of up to one percent (1%) of the then outstanding Holdco Shares. Such incentive equity plan will be consistent with, and not conflict with, the Parties’ intended tax treatment set forth in Section 7.15 (assuming, solely for purposes of such determination, that all grants with respect to Holdco equity made pursuant to such incentive equity plan will be considered made in connection with the transactions contemplated hereby).

7.25 Dual Share Structure. The Parties shall use commercially reasonable efforts to cause Holdco to adopt a memorandum and articles of association establishing two classes of ordinary shares: Class A ordinary shares (“Class A Holdco Shares”) and Class B ordinary shares (“Class B Holdco Shares”), and granting super voting right of not less than ten (10) votes per share to Class B Holdco Shares, and to cause such memorandum and articles of association to be duly adopted by all necessary actions of the board of directors and the members of the Holdco, duly filed with the registration authority of the Cayman Islands, and approved by Nasdaq or NYSE, as applicable, prior to the Closing (the “Dual Class Capitalization”). The Parties hereto further agree that if the Dual Class Capitalization is adopted prior to Closing, Class B Holdco Shares shall be issued and reserved exclusively for the Founder Shareholders and/or their wholly-owned entities, and Sections 1.3(b) and 1.4 shall be automatically adjusted so that any Holdco Shares to be issued to Founder Shareholders and/or their wholly-owned entities pursuant to these provisions shall be Class B Holdco Shares.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Mergers shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) EdtechX Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the EdtechX Stockholders required under EdtechX’s Charter Documents and the applicable provisions of the Corporate Law.

(b) EdtechX Net Tangible Assets. EdtechX shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing after taking into account the exercise by Converting Stockholders of their right to convert their shares into a pro rata share of the Trust Fund in accordance with EdtechX’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Holdco Shares to be issued by Holdco in connection with the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

8.2 Additional Conditions to Obligations of the Company, Holdco and the Merger Subs. The obligations of the Company, Holdco, and the Merger Subs to consummate and effect the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of EdtechX contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of EdtechX by an authorized officer of EdtechX (“EdtechX Closing Certificate”).

(b) Agreements and Covenants. EdtechX shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of EdtechX) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to EdtechX (or, after the Closing, the Company and its Subsidiaries), and the EdtechX Closing Certificate shall include a provision to such effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of EdtechX certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of EdtechX authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of EdtechX from its jurisdiction of formation and from each state where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of EdtechX authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) Material Adverse Effect. No Material Adverse Effect with respect to EdtechX shall have occurred since the date of this Agreement, and the EdtechX Closing Certificate shall include a provision to such effect.

(e) SEC Compliance. Immediately prior to Closing, EdtechX shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.

(f) Nasdaq Listing. The EdtechX Common Stock and EdtechX Warrants shall continue to be listed on Nasdaq up to the Closing.

(g) Resignations. All of the members of the board of directors of EdtechX and all officers of EdtechX shall have resigned from each of their positions and offices with EdtechX effective as of the Closing, unless such Person is included on Schedule 7.2.

(h) Trust Funds. The Azimut Investment shall have been closed, and the funds contained in the Trust Fund, less amounts paid and to be paid to Converting Stockholders pursuant to Section 7.12(a)(ii)(A), together with the proceeds from the Azimut Investment and the Financing, shall be no less than $30,000,000, which amount shall be reduced to $20,000,000 in the event that the Parties elect to raise less than $10,000,000 in the Financing (the “Minimum Cash Closing Condition”).

(i) Voting Agreement. Holdco, EdtechX and the Sponsors shall have executed and delivered the Voting Agreement.

(j) Amended Stock Escrow Agreement. The Sponsors shall have executed and delivered an amended and restated stock escrow agreement, pursuant to which any Holdco Shares, Holdco Warrants, or Holdco UPOs issued to the Sponsors pursuant to this Agreement shall be subject to the same transfer restrictions set forth in that certain Stock Escrow Agreement dated October 5, 2018 by and between EdtechX, the Sponsors, Continental, and the other parties thereto.

(k) Amended Registration Rights Agreements. The Sponsors shall have executed and delivered the Amended Registration Rights Agreement.

(l) Support Agreement. The Sponsors and Supporting Shareholders shall have executed and delivered the Support Agreement.

(m) Listing of Share Consideration. Holdco Shares to be issued as Meten Merger Consideration shall have been approved for listing on Nasdaq or NYSE pursuant to Section 7.9, subject to official notice of approval thereof and public holder requirements.

(n) Trust Fund. (i) EdtechX shall have made all necessary arrangements with Continental to cause Continental to disburse all of the funds contained in the Trust Fund available to EdtechX to be released to EdtechX at the Closing Date; (ii) all of such funds in the Trust Fund available to EdtechX shall be released to EdtechX for payment at the Closing Date pursuant to Section 7.12; and (iii) there shall be no claims, suits, actions or proceedings pending or threatened by any Person (not including the Holdco, the Company, the Meten Merger Sub, the EdtechX Merger Sub and their Affiliates) with respect to or against the Trust Funds that would reasonably be expected to have a material adverse effect on EdtechX’s ability to perform its obligations hereunder.

8.3 Additional Conditions to the Obligations of EdtechX. The obligation of EdtechX to consummate and effect the Mergers shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by EdtechX:

(a) Representations and Warranties. Each representation and warranty of the Company, Holdco and the Merger Subs contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date. EdtechX shall have received a certificate with respect to the foregoing signed on behalf of the Company, Holdco and the Merger Subs by an authorized officer of such parties (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company, Holdco and the Merger Subs shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) Secretary Certificate. EdtechX shall have received a certificate of the secretary or equivalent officer of the Company, Holdco and the Merger Subs certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company, Holdco and the Merger Subs authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of the Company, Holdco and the Merger Subs, and (iii) the names and signatures of the officers of the Company, Holdco and the Merger Subs authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company, Holdco or the Merger Subs shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

(e) Voting Agreement. The Company and the Founder Shareholders shall have executed and delivered the Voting Agreement.

(f) Lockup Agreements. The Founder Shareholders shall have executed and delivered the Lockup Agreements.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of EdtechX and the Company at any time;

(b) by either EdtechX or the Company if the Mergers shall not have been consummated by April 1, 2020; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either EdtechX or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by EdtechX, (i) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco, or the Merger Subs set forth in this Agreement, or (ii) if any representation or warranty of the Company, Holdco, or the Merger Subs shall have become untrue in any material respects or, if qualified by materiality, in any respects, or (iii) if any of the Company, Holdco, or the Merger Subs fails to comply with, in any material respect, all applicable Legal Requirements, and obtain all required approvals of, of the SEC and Nasdaq or NYSE, as applicable, with respect to the Mergers and other transactions contemplated hereby, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue in any material respects; provided, that if such breach by the Company, Holdco, or the Merger Subs is curable by the Company, Holdco, or the Merger Subs prior to the Closing Date, then EdtechX may not terminate this Agreement under this Section 9.1(d) for thirty (30) days after delivery of written notice from EdtechX to the Company of such breach, provided the Company, Holdco, and the Merger Subs continue to exercise commercially reasonable efforts to cure such breach (it being understood that EdtechX may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by the Company, Holdco, or the Merger Subs is cured during such thirty (30)-day period);

(e) by the Company, (i) upon a material breach of any representation, warranty, covenant or agreement by EdtechX, or (ii) if any representation or warranty of EdtechX shall have become untrue in any material respects or, if qualified by materiality, in any respects, or (iii) if EdtechX fails to comply with, in any material respects, all applicable Legal Requirements, and obtain all required approvals of, of the SEC and Nasdaq or NYSE, as applicable, with respect to the Mergers and other transactions contemplated hereby, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue in any material respects; provided, that if such breach by EdtechX is curable by EdtechX prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from the Company to EdtechX of such breach, provided EdtechX continues to exercise commercially reasonable efforts to cure such breach (it being understood the Company may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by EdtechX is cured during such thirty (30)-day period);

(f) by either EdtechX or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the EdtechX Stockholders required under EdtechX’s Charter Documents and the Corporate Law;

(g) by either EdtechX or the Company if, immediately prior to or upon consummation of the Mergers, EdtechX will have less than $5,000,001 of net tangible assets after taking into account the exercise by the Converting Stockholders of their rights to convert the shares of EdtechX Common Stock held by them into cash in accordance with EdtechX’s Charter Documents;

(h) by the Company if, immediately prior to or on consummation of the Mergers, the Minimum Cash Closing Condition is not met; or

(i) by either EdtechX or the Company upon a breach by the other Party of the covenants contained in Section 6.3 hereof.

9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 6.2(a), 7.7, 9.2 and 9.3, and Article XI (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

9.3 Fees and Expenses Following Termination.

(a) In the event of the termination of this Agreement (i) by EdtechX pursuant to Section 9.1(d)(iii), then the Company shall pay to EdtechX within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by EdtechX in writing, a fee equal to $125,000, or (ii) or by the Company pursuant to Section 9.1(e)(iii), then EdtechX shall pay to the Company within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by the Company in writing, a fee equal to $125,000.

(b) In the event of the termination of this Agreement (i) by the Company pursuant to Section 9.1(i), then EdtechX shall pay to the Company within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by the Company in writing, a fee equal to $350,000, or (ii) or by EdtechX pursuant to Section 9.1(i), then the Company shall pay to EdtechX within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by EdtechX in writing, a fee equal to $350,000.

(c) The Parties acknowledge and agree that the provisions of this Section 9.3 shall provide a non-exclusive remedy for breaches of representations, warrants, and covenants hereunder, and shall not, and shall not be deemed to, supersede the rights of EdtechX Indemnitees or Company Indemnitees to indemnification for Losses as set forth in Article X or the rights to either Party to specific performance as set forth in Section 11.7. Notwithstanding anything to the contrary elsewhere in this Agreement, the Parties acknowledge and agree that if this Agreement is terminated prior to the Closing, no Party shall be entitled to any right of indemnification under Article X.

(d) Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

Article X

Indemnification

10.1 Survival of Representations, Warranties, and Covenants. All of the representations, warranties, covenants, and agreements of the Company, EdtechX Merger Sub, Meten Merger Sub, and Holdco, on the one hand, and EdtechX, on the other hand, contained herein shall survive the Closing and remain in full force and effect for the Survival Period, provided, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof.

10.2 Indemnification .

(a) EdtechX’s Right to Indemnification. Subject to the terms and conditions of this Article X (including without limitation the limitations set forth in Section 10.6), upon and from the Closing, Holdco, the Surviving Delaware Corporation, and the Surviving Cayman Islands Company and their respective representatives, successors, and permitted assigns (the “EdtechX Indemnitees”) shall be indemnified, defended, and held harmless by the Company Shareholders from and against all Losses (defined below) asserted against, resulting to, imposed upon, or incurred by any EdtechX Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, any Schedule (including, for purposes of this Section 10.2(a)(i), after giving effect to any information disclosed in any supplement or amendment to the Disclosure Schedules delivered pursuant to Section 7.8) or any certificate delivered by the Company to EdtechX pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) Company’s Right to Indemnification. Subject to the terms and conditions of this Article X (including without limitation the limitations set forth in Section 10.6), Holdco, the Surviving Delaware Corporation, the Surviving Cayman Islands Corporation, the Company Shareholders and their respective representatives, successors, and permitted assigns (the “Company Indemnitees”) shall be indemnified, defended, and held harmless by EdtechX from and against all Losses (defined below) asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of EdtechX contained in this Agreement, any Schedule (including, for purposes of this Section 10.2(b)(i), after giving effect to any information disclosed in any supplement or amendment to the Disclosure Schedules delivered pursuant to Section 7.8) or any certificate delivered by EdtechX to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of EdtechX contained in this Agreement.

(c) Definition of Losses. As used in this Article X, the term “Losses” includes all direct losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and reasonable expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties, that are ultimately determined to be valid, provided that “Losses” does not include any indirect, special, consequential, or punitive damages or any loss of profit or opportunity damages. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the EdtechX Indemnitees or Company Indemnitees may be entitled to indemnification pursuant to Article X, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

10.3 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article X with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an EdtechX Indemnitee by a Person other than the Surviving Cayman Islands Company, on the one hand, or brought against a Company Indemnitee by a Person other than the Surviving Delaware Corporation, on the other hand (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The EdtechX Committee will give the Company Representative, or the Company Representative will give the EdtechX Committee, as applicable, prompt written notice (a “Notice of Claim”) after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b) Defense. The Company Representative or the EdtechX Committee, as applicable, shall have the right, at its option (subject to the limitations set forth in Section 10.3(c) below) and at its own expense, by written notice to EdtechX Committee or Company Representative, as applicable, within twenty (20) days of receipt of a Notice of Claim, to assume the entire control of, subject to the right of EdtechX Committee or Company Representative, as applicable, to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the EdtechX Committee or the Company Representative, as applicable, to be the lead counsel in connection with such defense. If the Company Representative or EdtechX Committee, as applicable, is permitted and elects to assume the defense of a Third Party Claim:

(i) such Person shall diligently and in good faith defend such Third Party Claim and shall keep the EdtechX Committee or Company Representative, as applicable, reasonably informed of the status of such defense; provided, however, that the EdtechX Committee or Company Representative, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the EdtechX Committee and any EdtechX Indemnitee that is the subject of the Third Party Claim, or the Company Representative and any Company Indemnitee that is the subject of the Third Party Claim, as applicable, shall cooperate fully in all respects with the Company Representative or EdtechX Committee, as applicable, in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, such Persons shall make available to the Company Representative or EdtechX Committee, as applicable, all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Company Representative or EdtechX Committee, as applicable, shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against an EdtechX Indemnitee or Company Indemnitee, as applicable; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the EdtechX Indemnitee or the Company Indemnitee, as applicable, other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Company Representative or EdtechX Committee, as applicable, and shall not affect such Person’s duty or obligations under this Article X, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of such Person to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which such Person is obligated to be greater than such damages would have been had EdtechX Committee or Company Representative, as applicable, prompt notice hereunder. So long as the Company Representative or EdtechX Committee, as applicable, is defending any such action actively and in good faith, the EdtechX Indemnitee or Company Indemnitee, as applicable, shall not settle such action. The Surviving Delaware Corporation shall make available to the Company Representative all relevant records and other relevant materials required by the Company Representative and in the possession or under the control of the Surviving Delaware Corporation, for the use of the Company Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense, and the Surviving Cayman Islands Company shall make available to the EdtechX Committee all relevant records and other relevant materials required by the EdtechX Committee and in the possession or under the control of the Surviving Cayman Islands Company, for the use of the EdtechX Committee and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Company Representative or EdtechX Committee, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, EdtechX Committee or the Company Representative, as applicable, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Company Representative or EdtechX Committee, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnitee Rights. Anything in this Section 10.3 to the contrary notwithstanding, (i) the Company Representative shall not, without the written consent of the EdtechX Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the EdtechX Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any EdtechX Indemnitee and (ii) the EdtechX Committee shall not, without the written consent of the Company Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Company Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Company Indemnitee.

10.4 Indemnification of Direct Claims. Any action on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by EdtechX Committee by giving the Company Representative a Notice of Claim, or by Company Representative by giving the EdtechX Committee a Notice of Claim, each in accordance with Section 10.3(a) (substituting “Direct Claim” for “Third Party Claim” as applicable). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Direct Claim and shall not affect the Company Representative’s or EdtechX Committee’s duty or obligations under this Article X, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Company Representative or EdtechX Committee to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Company Representative or EdtechX Committee is obligated to be greater than such damages would have been had such Person given prompt notice hereunder. The Company Representative and its representatives and advisors, or the EdtechX Committee and its representatives and advisors, as applicable, shall have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Direct Claim, and the Surviving Delaware Corporation and the EdtechX Committee or the Surviving Cayman Islands Company and Company Representative, as applicable, shall reasonably assist such investigation by giving such information and access to persons or records as the Company Representative or EdtechX Committee may reasonably request. If the Company Representative or EdtechX Committee, as applicable, does not respond to the Notice of Claim within such twenty (20) calendar day period, the Company Representative or EdtechX Committee shall be deemed to have accepted the Direct Claim. If Company Representative or EdtechX Committee rejects the Direct Claim, it shall, within such twenty (20) calendar day period, notify the EdtechX Committee or Company Representative, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and the parties shall negotiate in good faith to resolve the Direct Claim. If the parties are unable to reach an agreement within ten (10) calendar days after EdtechX Committee’s or Company Representative’s receipt of such rejection notice, EdtechX Committee or Company Representative shall be free to pursue such remedies as may be available to the EdtechX Indemnitee or Company Indemnitee, as applicable, with respect to the Direct Claim, on the terms and subject to the provisions of this Agreement.

10.5 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article X are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements pursuant to an insurance policy, EdtechX Committee or Company Representative, as applicable, shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that EdtechX Committee or Company Representative shall nevertheless be entitled to bring a claim for indemnification under this Article X in respect of such Losses and the time limitations set forth in Section 10.6 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by an EdtechX Indemnitee or Company Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If an EdtechX Indemnitee or Company Indemnitee has received the indemnification required by this Article X in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Company Shareholders or Holdco, as applicable, and shall pay to the Company Shareholders or Holdco, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any indemnification received pursuant to this Article X in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

10.6 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company, Holdco, or the Merger Subs to EdtechX or by EdtechX to the Company, Holdco, or the Merger Subs in connection with this Agreement (including pursuant to Articles III, IV, or V hereof and the certificates required to be delivered by the Company pursuant to Sections 8.3(a) and (c) and by EdtechX pursuant to Sections 8.2(a) and (c)) shall survive the Closing until the date falling on the first anniversary of the Closing (the “Survival Period”). Any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article X shall be brought after the end of the Survival Period.

(b) Limits on Indemnification. In no event shall the Company Shareholders’ aggregate indemnification under this Agreement exceed three and a half percent (3.5%) of the Meten Merger Shares. In no event shall EdtechX’s aggregate indemnification under this Agreement exceed the Indemnification Pool.

(c) De Minimus Claim. Neither an EdtechX Indemnitee nor a Company Indemnitee may make a claim for indemnification under this Article X if such claim has resulted in a Loss that is less than $200,000 (the “De Minimus Threshold”).

(d) Deductible. No amount shall be payable under this Article X unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $5,000,000 (the “Deductible”), in which case only to the extent of such excess shall be indemnifiable, provided that only claims that have resulted in Losses that exceed the De Minimus Threshold shall be counted towards calculating the Deductible.

(d) Obligation to Mitigate Damages. Nothing in this Agreement restricts or limits the general obligation at law of each indemnified Person to mitigate any Losses.

10.7 Adjustment to Meten Merger Consideration. Amounts paid for indemnification under Article X (either paid by the Company Shareholders or received by the Company Shareholders) shall be deemed to be an adjustment to the Meten Merger Consideration, except as otherwise required by law.

10.8 Payments.

(a) Once a Loss payable to an EdtechX Indemnitee is agreed to by the EdtechX Committee and the Company Representative, or finally adjudicated to be payable pursuant to this Article X (the date on which the amount of Loss under this paragraph (a) or paragraph (b) below is determined, the “Determination Date”), the Company Representative shall cause each Company Shareholder to either (i) forfeit and return to Holdco for cancellation such number of Holdco Shares equal to the Company Shareholder’s pro rata portion (calculated based on their pro rata portion of Meten Merger Shares received pursuant to this Agreement) of the Loss (subject to the aggregate limit set forth in Section 10.6(b)), with such Holdco Shares valued at a price per share equal to the reported closing sale price of the Holdco Shares on Nasdaq or the NYSE, as applicable, on the Determination Date (the “Closing Price”), or (ii) if a Company Shareholder has transferred, sold, or otherwise disposed the Holdco Shares it held, then to promptly pay to Holdco, by wire transfer of immediately available funds, the dollar value of such Company Shareholder’s pro rata portion of the Loss (calculated based on their pro rata portion of Meten Merger Shares received pursuant to this Agreement) (subject to Section 10.6(b) with such Meten Merger Shares valued at the Closing Price when applying Section 10.6(b)). Any amount of Loss payable under this Article X which is not satisfied within thirty (30) days shall accrue interest from and including the Determination Date and including the date such payment has been made at a rate equal to five percent (5%) per annum, compounding daily on the basis of a 360 day year.

(b) Once a Loss payable to a Company Indemnitee is agreed to by EdtechX Committee and the Company Representative, or finally adjudicated to be payable pursuant to this Article X, Holdco shall promptly issue to the Company Shareholders such number of Holdco Shares from the Indemnification Pool equal to the dollar value of the Loss, with such Holdco Shares valued at a price per share equal to the reported closing sale price of the Holdco Shares on Nasdaq or the NYSE, as applicable, on the Determination Date. The number of Holdco Shares each Company Shareholder shall be entitled to receive pursuant to the preceding sentence shall be calculated based on their pro rata portion of the number of Meten Merger Shares received pursuant to this Agreement. Holdco shall reserve and keep available for issuance a sufficient number of unissued Holdco Shares to permit the issuance pursuant this Section 10.8(b).

10.9 Representative Capacity and Expenses.

(a) The Parties acknowledge that the Company Representative’s obligations under this Article X are solely as a representative of the Company Shareholders. Notwithstanding anything to the contrary contained herein, the Company Representative shall have no liability to the Surviving Cayman Islands Company, or any Company Shareholder, or any Party for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative. The Surviving Cayman Islands Company shall defend, indemnify, and hold harmless the Company Representative for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Company Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative.

(b) The Parties acknowledge that all actions to be taken by the EdtechX Indemnitees pursuant to this Article X shall be taken on their behalf by the EdtechX Committee. Notwithstanding anything to the contrary contained herein, the EdtechX Committee shall have no liability to the Surviving Delaware Corporation or any EdtechX Indemnitee, or any Party for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the EdtechX Committee. The Surviving Delaware Corporation shall defend, indemnify, and hold harmless the EdtechX Committee for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the EdtechX Committee of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the EdtechX Committee.

(c) Neither the Company Representative nor the EdtechX Committee shall have any personal responsibility for any expenses incurred by them in their capacities as such and all out-of-pocket expenses incurred by them shall be borne by Holdco.

10.10 Disputes. In any action relating to a dispute of a claim made for indemnification pursuant to this Article X, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other reasonable costs and expenses incurred in connection with such action from the other party.

10.11 Exclusive Remedy. The Parties acknowledge and agree that subject to Section 9.3 the indemnification provided under this Article X shall be the exclusive monetary remedy to the EdtechX Indemnitees, Company Indemnitees and other Parties hereto in respect of any and all matters arising out of, relating to or connected with this Agreement and the transaction contemplated hereunder.

Article XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to EdtechX, to:

EdtechX Holdings Acquisition Corp.
c/o IBIS Capital Limited
22 Soho Square
London, United Kingdom W1D 4NS
Attention: Mr. Benjamin Vedrenne-Cloquet
Email: bvc@ibiscap.com

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller / Jeffrey M. Gallant
E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company, EdtechX Merger Sub, Meten Merger Sub, or Holdco to:

Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
Attention: Yupeng Guo
Email: richard@meten.com

with a copy to:

Luk & Partners
In association with Morgan, Lewis & Bockius
Suites 1902-09, 19th Floor
Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Ning Zhang / Edwin Luk
Email: ning.zhang@morganlewis.com / edwin.luk@morganlewis.com

11.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by EdtechX or any of its representatives.

11.3 Defined Terms. Terms defined in this Agreement are organized alphabetically in Annex 1. Additionally, for purposes of this Agreement:

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Entity or arbitrator.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Hong Kong, PRC are authorized or required by law to close.

“Company ESOP Plan” means the Meten International Education Group 2018 Share Incentive Plan and any other Company equity incentive plans or arrangements.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company, including software and software programs developed by the Company.

“Company Registered Intellectual Property” means all of the Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Shareholder Approval” means approval (including by written consent) of this Agreement and the Mergers in accordance with the Company’s Charter Documents and the Companies Law.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“EdtechX Warrants” means the warrants of EdtechX, each warrant exercisable for one share of EdtechX Common Stock at a price of $11.50 per share, beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date, upon the terms and condition set forth in the Warrant Agreement entered into between EdtechX and Continental Stock Transfer and Trust Company on October 5, 2018 (“Warrant Agreement”).

“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (in relation to exposure to Hazardous Substances), or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Founder Shareholders” means Jishuang Zhao, Siguang Peng, and Yupeng Guo.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Entity.

“Governmental Entity” means any government of any nation, state, city, locality, or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Holdco Shares” means ordinary shares of Holdco.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnification Pool” means an aggregate of 1,693,706 Holdco Shares.

“Insider” means any individual who is an officer or director of the Company or any of its Subsidiaries.

“Insurance Policies” means all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, Holdco or the Merger Subs, of the Founder Shareholders and (ii) in the case of EdtechX, of Benjamin Vedrenne-Cloquet, Charles McIntyre, or Rory Henson.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” when used in connection with the Company, EdtechX, Holdco, or the Merger Subs, as the case may be, means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, Holdco and the Merger Subs, taken as whole, or EdtechX, as applicable, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate, or (v) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; provided, however, in the case of the foregoing clauses (i), (ii), (iii), and (iv), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.

“Patents” means all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental or quasi-governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business and not delinquent, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company or its Subsidiaries, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (v) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens disclosed in the Company Schedule or the EdtechX Schedule, (vii) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, and (viii) licenses to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Documents, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“Sponsors” means Charles McIntyre, Benjamin Vedrenne-Cloquet, IBIS Capital Sponsor LLC, IBIS Capital Sponsor II LLC, Azimut Enterprises Holdings S.r.l., and Cofircont Compagnia Fiduciaria S.r.l.

“Tax” or “Taxes” refers to any and all federal, provincial, state, local or foreign taxes, including, without limitation, income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

11.4 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Section 7.10). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.

11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.7 shall not be required to provide any bond or other security in connection with any such injunction.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands, in respect of which the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: (i) the Meten Merger; (ii) the vesting of the undertaking, property and liabilities of the Company in the Surviving Cayman Islands Company; (iii) the conversion of the Company Ordinary Shares; and (iv) the internal corporate affairs of the Company and Holdco.

11.9 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Service of Process. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.10 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.11 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 9.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.12.

11.13 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.14 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

11.15 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EDTECHX HOLDINGS ACQUISITION CORP.

By:	/s/ Benjamin Vedrenne-Cloquet
Name: Benjamin Vedrenne-Cloquet
Title: Chief Executive Officer

METEN EDTECHX EDUCATION GROUP LTD.

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

METEN EDUCATION INC.

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

METEN EDUCATION GROUP LTD.

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

METEN INTERNATIONAL EDUCATION GROUP

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

Annex 1

Defined Terms

“Action”	Section 11.3
“Affiliate”	Section 11.3
“Agreement”	Preamble
“Amended Registration Rights Agreement”	Section 7.13(b)
“Approvals”	Section 3.1(a)
“Assumed Option”	Section 1.3(a)
“Audited Financial Statements”	Section 3.8(a)
“Azimut”	Section 4.26
“Azimut Consent”	Section 4.26
“Azimut FPC”	Section 4.26
“Azimut Investment”	Section 4.26
“Azimut Investment Amount”	Section 7.21
“Business Day”	Section 11.3
“Cash Consideration”	Section 1.3(c)
“Charter Amendments Proposals”	Section 7.1(a)
“Charter Documents”	Section 3.1(a)
“Class A Holdco Shares”	Section 7.25
“Class B Holdco Shares”	Section 7.25
“Closing”	Section 2.6
“Closing Date”	Section 2.6
“Closing Form 8-K”	Section 7.4(c)
“Closing Form 20-F”	Section 7.4(d)
“Closing Press Release”	Section 7.4(c)
“Closing Price”	Section 10.8(a)
“Code”	Recital E
“Companies Law”	Recital A
“Company”	Preamble
“Company Closing Certificate”	Section 8.3(a)
“Company Contracts”	Section 3.20(a)
“Company Convertible Securities”	Section 3.3(b)
“Company ESOP Plan”	Section 11.3
“Company Financial Statements”	Section 3.8(a)
“Company Intellectual Property”	Section 11.3
“Company Ordinary Shares”	Section 1.3(a)
“Company Ordinary Share Certificate”	Section 1.3(b)
“Company Projections”	Section 3.8(e)
“Company Registered Intellectual Property”	Section 11.3
“Company Representative”	Section 1.11(b)
“Company Schedule”	Article III Preamble
“Company Shareholder Approval”	Section 11.3
“Company Shareholder Meeting”	Section 7.16
“Company Shareholders”	Section 1.4(a)
“Confidential Information”	Section 6.2(a)

“Continental”	Section 4.24
“Contingent Shares”	Section 1.3(b)
“Converting Stockholder”	Section 2.3(a)
“Copyrights”	Section 11.3
“Corporate Law”	Recital A
“Deductible”	Section 10.6(d)
“De Minimus Threshold”	Section 1.6(c)
“Determination Date”	Section 10.8(a)
“Direct Claim”	Section 10.4
“Director Proposal”	Section 7.1(a)
“Disclosing Party”	Section 6.2(a)
“Dual Class Capitalization”	Section 7.25
“Earnout Condition(s)”	Section 1.10
“EdtechX”	Preamble
“EdtechX Audited Financial Statements”	Section 4.7(a)
“EdtechX Closing Certificate”	Section 8.2(a)
“EdtechX Indemnitees”	Section 10.2(a)
“EdtechX Committee”	Section 1.11(a)
“EdtechX Common Stock”	Section 2.3(a)
“EdtechX Common Stock Certificate”	Section 2.3(a)
“EdtechX Contracts”	Section 4.19(a)
“EdtechX Convertible Securities”	Section 4.3(b)
“EdtechX Financial Statements”	Section 4.7(a)
“EdtechX Merger”	Recital A
“EdtechX Merger Sub”	Preamble
“EdtechX Preferred Stock”	Section 4.3(a)
“EdtechX Schedule”	Article IV Preamble
“EdtechX SEC Reports”	Section 4.7(a)
“EdtechX Securities”	Section 2.3(c)
“EdtechX Stockholders”	Section 2.3(a)
“EdtechX Stock Options”	Section 4.3(b)
“EdtechX Unaudited Financial Statements”	Section 4.7(a)
“EdtechX UPOs”	Section 2.3(c)
“EdtechX Warrants”	Section 11.3
“Eligible Company Shareholder”	Section 1.10(a)
“Environmental Law”	Section 11.3
“ESOP Shares”	Section 1.3(a)
“Exchange Act”	Section 3.5(b)
“Exchange Shares”	Section 1.3(a)
“Existing Registration Rights Agreement”	Section 7.13(b)
“Final Prospectus”	Section 7.7
“Financing”	Section 7.20
“First Effective Time”	Section 1.1
“Founder Shareholders”	Section 11.3
“Governmental Action/Filing”	Section 11.3
“Governmental Entity”	Section 11.3

“Hazardous Substance”	Section 11.3
“Holdco”	Preamble
“Holdco Shares”	Section 11.3
“Holdco UPO”	Section 2.3(c)
“Holdco Warrant”	Section 2.3(b)
“Hong Kong”	Section 11.3
“HSR Act”	Section 3.5(b)
“Indemnification Pool”	Section 11.3
“Insider”	Section 11.3
“Insurance Policies”	Section 11.3
“Intellectual Property”	Section 11.3
“Key Employees”	Section 3.13(b)
“knowledge”	Section 11.3
“Legal Requirements”	Section 11.3
“Letter of Transmittal”	Section 1.4(a)
“Lien”	Section 11.3
“Lockup Agreements”	Section 7.14
“Losses”	Section 10.2(c)
“Material Adverse Effect”	Section 11.3
“Material Company Contracts”	Section 3.20(a)
“Measurement Date”	Section 1.10(a)
“Mergers”	Recital A
“Merger Documents”	Section 2.6
“Merger Subs”	Preamble
“Merger Proposal”	Section 7.1(a)
“Meten Merger”	Recital A
“Meten Merger Consideration”	Section 1.3(b)
“Meten Merger Shares”	Section 1.3(b)
“Meten Merger Sub”	Preamble
“Minimum Cash Closing Condition”	Section 8.2(h)
“Nasdaq”	Section 4.22
“Notice of Claim”	Section 10.3(a)
“NYSE”	Section 7.9
“Option”	Section 1.3(a)
“Party/Parties”	Preamble
“Patents”	Section 11.3
“Permits”	Section 3.7
“Permitted Liens”	Section 11.3
“Person”	Section 11.3
“Personal Property”	Section 3.15(b)
“Plan”	Section 3.12(a)
“PRC”	Section 11.3
“Sponsors”	Section 11.3
“Recipient”	Section 6.2(a)
“Registration Rights Agreement”	Section 7.13(a)
“Registration Statement”	Section 7.1(a)

“Reviewable Document”	Section 7.5(a)
“Rollover ESOP Shares”	Section 1.3(a)
“SEC”	Recital B
“SEC Approval Date”	Section 7.1(b)
“Second Effective Time”	Section 2.1
“Securities Act”	Section 3.5(b)
“Signing Form 8-K”	Section 7.4(a)
“Signing Press Release”	Section 7.4(b)
“Special Meeting”	Section 7.1(a)
“Stockholder Matters”	Section 7.1(a)
“Subsidiaries”	Section 3.2(a)
“Support Agreement”	Section 1.12
“Supporting Shareholders”	Section 1.12
“Surviving Cayman Islands Company”	Recital A
“Surviving Delaware Corporation”	Recital A
“Survival Period”	Section 10.6(a)
“Tax/Taxes”	Section 11.3
“Tax Return”	Section 11.3
“Third Party Claim”	Section 10.3
“Trademarks”	Section 11.3
“Trust Fund”	Section 4.24
“Unaudited Financial Statements”	Section 3.8(a)
“U.S. GAAP”	Section 11.3
“Voting Agreement”	Section 7.18
“Working Capital Loan”	Section 7.11

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Voting Agreement

Exhibit C

Form of Support Agreement

Exhibit D

Form of Plan of Merger